SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒                        Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Lennar Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Lennar Corporation 700 Northwest 107th Avenue Miami, Florida 33172

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

February 28, 2019

Dear Stockholder:

You are cordially invited to attend Lennar Corporation’s 2019 Annual Meeting of Stockholders. The meeting will be held on Wednesday, April 10, 2019, at 11:00 a.m. Eastern Time at our corporate office, located at 700 Northwest 107th Avenue, Miami, Florida 33172. At the meeting, you will be asked to:

(1)	Elect twelve directors to serve until the 2020 Annual Meeting of Stockholders.

(2)	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2019.

(3)	Approve, on an advisory basis, the compensation of our named executive officers.

(4)	Vote on a stockholder proposal regarding having directors elected by a majority of the votes cast in uncontested elections.

We will also transact any other business that may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only stockholders of record as of the close of business on February 12, 2019 may vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of the number you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on April 10, 2019.

Sincerely,

Mark Sustana

Vice President, General Counsel and Secretary

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about February 28, 2019.

Lennar’s proxy statement and annual report are available online at www.proxyvote.com.

i

Lennar Corporation 700 Northwest 107th Avenue Miami, Florida 33172

PROXY STATEMENT

Proxy Statement for Annual Meeting of Stockholders to be held on April 10, 2019

You are receiving this proxy statement because you own shares of our Class A common stock and/or Class B common stock that entitle you to vote at the 2019 Annual Meeting of Stockholders. Our Board of Directors is soliciting proxies from stockholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information regarding those matters so that you can make an informed decision.

Date, Time and Place of the 2019 Annual Meeting

We will hold the 2019 Annual Meeting on Wednesday, April 10, 2019, at 11:00 a.m. Eastern Time at our corporate office located at 700 Northwest 107th Avenue, Miami, Florida 33172.

Questions and Answers about Voting at the Annual Meeting and Related Matters

Q:	How many votes may I cast at the Annual Meeting?

A:

You may vote all of the shares of our Class A common stock and Class B common stock that you owned at the close of business on February 12, 2019, the record date. You may cast one vote for each share of our Class A common stock and ten votes for each share of our Class B common stock, held by you on all matters presented at the meeting. On the record date, 285,950,749 shares of our Class A common stock and 37,743,544 shares of our Class B common stock were outstanding and are entitled to be voted at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:

We are required to have a quorum of stockholders present to conduct business at the Annual Meeting. Under our By-laws, a majority in voting power, and not less than one-third in number, of the shares of Class A common stock and Class B common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Q:	What is the difference between a stockholder of record and a beneficial owner?

A:

If your shares are registered directly in your name with Lennar’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” If your shares are held by a brokerage firm, bank, trustee or other agent (“nominee”), you are considered the “beneficial owner” of these shares. If your shares are held by a nominee, the Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) should have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following your nominee’s instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the proxy card included in the materials you receive.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote:

•	via Internet;
•	by telephone;
•	by mail, if you have received a paper copy of the proxy materials; or
•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the Notice of Internet Availability, which also contains instructions on how to access our proxy statement and annual report online.

If you are a beneficial owner, you must follow the voting procedures of your nominee included with your proxy materials. If a broker or other nominee holds your shares and you intend to vote in person at the meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the record date or a letter from the broker or other nominee confirming your ownership, and a form of government issued personal identification.

If your shares are held in our 401(k) plan, your proxy will serve as a voting instruction for the trustee of our 401(k) plan, who will vote your shares as you instruct. If the trustee does not receive your instructions by the date required by the trustee, the trustee will vote the shares you hold through our 401(k) plan in the same proportion as it votes the shares in our 401(k) plan for which voting instructions are received.

Q:	What am I voting on?

A:	At the Annual Meeting you will be asked to vote on the following four proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation

1. To elect twelve directors to serve until the 2020 Annual Meeting of Stockholders.	FOR all nominees

2. To ratify the appointment of Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm for our fiscal year ending November 30, 2019.	FOR

3. To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay.”	FOR

4. To vote on a stockholder proposal regarding directors being elected by a majority of the votes cast in uncontested elections, which we refer to as “Directors to be Elected by Majority Vote.”	AGAINST

We will also consider any other business that may come before the meeting in a manner that is proper under Delaware law and our By-Laws.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:

Other than the items of business described in this proxy statement, we are not aware of any matter that will be presented for action at the Annual Meeting. If any additional matters are presented and you have granted a proxy, the persons named as proxy holders, Stuart Miller, Diane Bessette and Mark Sustana, or any of them, will be able to vote your shares in their discretion on those additional matters.

Q:	What is the required vote for approval of each of the proposals?

A:	Below is the required vote for approval of each of the proposals.

Proposal	Votes Required for Approval

1. Election of Directors	Plurality of the votes cast

2. Ratification of Auditors	Majority of votes cast

3. Say on Pay	Majority of votes cast

4. Directors to be Elected by Majority Vote	Majority of votes cast

With regard to each proposal, holders of shares of our Class A common stock and Class B common stock vote together as a single class (but with different voting rights). A proposal has received a majority of the votes cast if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

Proposal 3 is an advisory vote, which means that while we ask stockholders to approve resolutions regarding the compensation of our named executive officers, the results of that vote will not have a binding effect on us. Although the advisory vote is non-binding, our Board and its Compensation Committee will review the results of the vote and take them into account in making future determinations concerning executive compensation. Proposal 4 is a precatory proposal, which means that the proposal is requesting that our Board take steps to accomplish what the stockholder is proposing in the proposal. An affirmative vote will not, by itself, result in the change that is requested in the proposal.

Q:	What if I sign and return my proxy without making any selections?

A:

If you sign and return your proxy without making any selections, your shares will be voted “FOR” all of the director nominees, “FOR” proposals 2 and 3, and “AGAINST” proposal 4. If other matters properly come before the Annual Meeting, Stuart Miller, Diane Bessette and Mark Sustana, or any of them, will have the authority to vote your shares on those matters at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the meeting other than those described in this proxy statement.

Q:	What if I am a beneficial owner and I do not give my nominee voting instructions?

A:

If you are a beneficial owner and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange (“NYSE”) regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker does not receive voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for a beneficial owner does not vote the beneficial owner’s shares on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the beneficial owner. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast with respect to a matter on which the nominee has expressly not voted.

The table below sets forth, for each proposal on the ballot, whether a broker can exercise discretion and vote shares absent instructions from the beneficial owner and, if not, the impact of broker non-votes on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote

1. Election of Directors	No	None

2. Ratification of Auditors	Yes	Not Applicable

3. Say on Pay	No	None

4. Directors to be Elected by Majority Vote	No	None

Q:	What if I abstain on a proposal?

A:

If you sign and return your proxy or voting instruction marked “abstain” with regard to any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Q:	Can I change my vote after I have delivered my proxy?

A:

Yes. You may revoke your proxy at any time before the shares are voted. If you are a record owner, you will automatically revoke your proxy with regard to a matter by voting in person with regard to that matter at the Annual Meeting. If you are a beneficial owner, you must contact your nominee to change your vote or obtain a proxy to vote your shares in person at the meeting.

Q:	Who can attend the Annual Meeting?

A:

Only stockholders and our invited guests can attend the Annual Meeting. To gain admittance, you must bring a form of government issued personal identification to the meeting, where your name will be verified against our stockholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the record date or a letter from the broker or other nominee confirming your ownership, and a form of government issued personal identification.

Q:	If I plan to attend the Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting or to vote at the meeting.

If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote with regard to a matter. Written ballots will be available at the meeting for stockholders of record and for beneficial owners who have proxies from their nominees.

Beneficial stockholders who wish to vote in person must request a legal proxy from the broker or other nominee and bring that legal proxy to the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:

We will announce the results of the vote with respect to each proposal voted upon at the Annual Meeting and publish final detailed voting results in a Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

Q:	Who should I call with questions?

A:

If you have questions about this proxy statement or the Annual Meeting or would like additional copies of this proxy statement or our annual report, please contact: Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Investor Relations, Telephone: (305) 485-2038.

I.	PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is responsible for overseeing the management of our business. We keep directors informed of our business at meetings and through reports and analyses presented to the Board of Directors or to committees of the Board. Regular communications between the directors and management also occur apart from meetings of the Board of Directors and committees of the Board. Among other things, from time to time, the Board schedules calls with senior management to discuss the Company’s business strategies.

Under our By-Laws, directors are elected at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders. Upon the recommendation of the Nominating and Corporate Governance Committee (the “NCG Committee”), our Board has nominated Mr. Rick Beckwitt, Mr. Irving Bolotin, Mr. Steven L. Gerard, Mr. Theron I. (“Tig”) Gilliam, Mr. Sherrill W. Hudson, Mr. Jonathan Jaffe, Mr. Sidney Lapidus, Ms. Teri P. McClure, Mr. Stuart Miller, Mr. Armando Olivera, Mr. Jeffrey Sonnenfeld and Mr. Scott Stowell for re-election, each for a term that will expire at the 2020 annual meeting of stockholders, and each has consented to serve if elected.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success. Our directors were nominated because each possesses outstanding personal integrity and interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our stockholders and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our directors as a group complement each other and each other’s respective experiences, skills and qualities.

Each director’s principal occupation and other pertinent information about each director’s experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a director is as follows:

Rick Beckwitt, 59, has served as a director of our Company and our Chief Executive Officer since April 2018. Before that time, Mr. Beckwitt served as our President from April 2011 to April 2018, and our Executive Vice President from March 2006 to 2011. Mr. Beckwitt also serves on the Board of Directors of Eagle Materials Inc. and Five Point Holdings, LLC.

Qualifications. The Board nominated Mr. Beckwitt to serve as a director because he is our Chief Executive Officer and has extensive knowledge of homebuilding and our Company, its operations and its strategic plans.

Irving Bolotin, 86, has served as a director of our Company since 1974. Mr. Bolotin is currently retired. From 1972 until his retirement in December 1998, Mr. Bolotin served as a Senior Vice President of our Company. Mr. Bolotin also serves with the Board of Directors of WPBT Channel 2.

Qualifications. The Board nominated Mr. Bolotin to serve as a director because of the extensive knowledge of homebuilding he obtained during the many years he was a member of our senior management.

Steven L. Gerard, 73, has served as a director of our Company since May 2000. Mr. Gerard has been the Chairman of CBIZ, Inc., a provider of professional business services to individuals and companies throughout the United States, since October 2002. Mr. Gerard was appointed Chief Executive Officer and Director of CBIZ, Inc. in October 2000, and served as its CEO until his retirement in March 2016. From July 1997 to October 2000, Mr. Gerard served as Chairman and Chief Executive Officer of Great Point Capital, Inc., an operations and financial consulting firm. From September 1992 to July 1997, Mr. Gerard served as Chairman and Chief Executive Officer of Triangle Wire & Cable, Inc., and its successor, Ocean View Capital, Inc., a manufacturer of residential, commercial and industrial wire and cable products. Prior to that, Mr. Gerard spent sixteen years in various corporate finance and banking positions at Citibank, N.A. and spent seven years at the American Stock

Exchange, last serving as Vice President of its Securities Division. Mr. Gerard also serves on the Board of Directors of Las Vegas Sands Corp. and previously served on the Board of Directors of Joy Global, Inc. He is a National Association of Corporate Directors Board Leadership Fellow.

Qualifications. The Board nominated Mr. Gerard to serve as a director because of his experience as the Chief Executive Officer and in other senior management positions of significant companies for many years.

Tig Gilliam, 54, has served as a director of our Company since June 2010. Mr. Gilliam has served as Chief Executive Officer of NES Global Talent, a global talent solutions company, since November 2014. Mr. Gilliam was previously a Managing Director and Operating Partner of AEA Investors LP, a private equity firm, from November 2013 to November 2014 and the Regional Head of North America and former member of the Executive Committee at Addeco Group SA, a human resources, temporary staffing and recruiting firm, from March 2007 until July 2012. From 2002 until he joined Addeco, Mr. Gilliam was with International Business Machines (“IBM”), serving, among other things, as the Global Supply Chain Management Leader for IBM Global Business Services. Mr. Gilliam was a partner with PricewaterhouseCoopers Consulting until it was acquired by IBM in October 2002. Mr. Gilliam also serves on the Board of Directors of GMS, Inc.

Qualifications. The Board nominated Mr. Gilliam to serve as a director because of his expertise in matters related to supply chain management and human resources.

Sherrill W. Hudson, 76, has served as a director of our Company since January 2008. Mr. Hudson served as the Chairman of TECO Energy, Inc., an energy-related holding company, from January 2013 until July 2016. Previously, Mr. Hudson was Executive Chairman of TECO Energy from August 2010 to December 2012, and Chairman and Chief Executive Officer of TECO Energy from 2004 until August 2010. Prior to joining TECO Energy in July 2004, Mr. Hudson spent 37 years with Deloitte & Touche LLP until he retired in 2002. Mr. Hudson is a member of the Florida Institute of Certified Public Accountants. Mr. Hudson serves on the Boards of Directors of CBIZ, Inc. and United Insurance Holdings Corp, and, from 2003 until April 2015, served on the Board of Directors of Publix Supermarkets, Inc. He is also Chairman of the Florida Chapter of the National Association of Corporate Directors.

Qualifications. The Board nominated Mr. Hudson to serve as a director because of his extensive knowledge of accounting and his management experience.

Jonathan M. Jaffe, 59, has served as a director of our Company and our President since April 2018. Mr. Jaffe served as our Chief Operating Officer from December 2004 to January 2019, though he continues to have responsibility for the Company’s operations nationally. In addition, Mr. Jaffe served as Vice President from 1994 to April 2018 and prior to then, Mr. Jaffe served as a Regional President in our Homebuilding operations. Mr. Jaffe was one of our directors from 1997 through June 2004. Mr. Jaffe serves on the Board of Directors of Five Point Holdings, LLC.

Qualifications. The Board nominated Mr. Jaffe to serve as a director because he is our President and has extensive knowledge of our Company, its operations and its strategic plans.

Sidney Lapidus, 81, has served as a director of our Company since April 1997, and has served as our Lead Director since 2005. Mr. Lapidus is a retired partner of Warburg Pincus LLC, a private equity investment firm, where he was employed from 1967 until his retirement in 2007. Mr. Lapidus serves on the board of a number of non-profit organizations.

Qualifications. The Board nominated Mr. Lapidus to serve as a director because of the extensive knowledge of business enterprises (including homebuilding companies) and corporate governance he gained as a partner in a private equity investment firm and as a director of a number of publicly and privately owned companies.

Teri P. McClure, 55, has served as a director of our Company since June 2013. Ms. McClure is currently Chief Human Resources Officer and Senior Vice President Labor and Communications for UPS. She also serves as a member of the nine member Management Committee which is responsible for setting strategy, operating and profit plans for UPS. Ms. McClure joined UPS in 1995 and has served in various positions at the company including Chief Legal Officer, Senior Vice President of Compliance and Public Affairs, General Counsel and Corporate Secretary from 2006 to December 2015, when she assumed her current position. Prior to joining UPS, Ms. McClure practiced with the Troutman Sanders law firm in Atlanta.

Qualifications. The Board nominated Ms. McClure to serve as a director because of her experience as a senior executive of a Fortune 500 company, her operational capabilities and her business experience.

Stuart Miller, 61, has served as a director of our Company since April 1990 and our Executive Chairman since April 2018. Before that time, Mr. Miller served as our Chief Executive Officer from 1997 to April 2018 and our President from 1997 to April 2011. Before 1997, Mr. Miller held various executive positions with us. Mr. Miller serves on the Board of Directors of Five Point Holdings, LLC.

Qualifications. The Board nominated Mr. Miller to serve as a director because he is our Executive Chairman and prior Chief Executive Officer, and has extensive knowledge of our Company, its operations and its strategic plans.

Armando Olivera, 69, has served as a director of our Company since January 2015. Mr. Olivera was President of Florida Power & Light Company (FPL), a subsidiary of NextEra Energy, Inc. and one of the largest investor-owned electric utilities in the United States, from June 2003, and Chief Executive Officer from July 2008, until his retirement in May 2012. Mr. Olivera joined FPL in 1972. Prior to his 2003 appointment as President, Mr. Olivera served in a variety of management positions with the company, including Vice President of Construction Services, System Operations and Distribution and Senior Vice President of System Operations. Mr. Olivera is also a consultant to the Ridge Lane Sustainability Practice since 2018. In addition, Mr. Olivera serves on the Board of Directors of Consolidated Edison, Inc. and Fluor Corporation, and previously served on the Board of Directors of AGL Resources, Inc. and Florida Power & Light Company.

Qualifications. The Board nominated Mr. Olivera to serve as a director because of his experience and understanding of operations and finance as well as his strong business leadership skills.

Jeffrey Sonnenfeld, 64, has served as a director of our Company since September 2005. Mr. Sonnenfeld has served as the Senior Associate Dean for Executive Programs and the Lester Crown Professor-in-the-Practice of Management at the Yale School of Management since 2001. In 1989, Mr. Sonnenfeld founded the Chief Executive Leadership Institute of Yale University, and he has served as its President since that time. Mr. Sonnenfeld is also the Founder and President of The Yale Chief Executive Leadership Institute- the world’s first “CEO College.” Prior to this, Mr. Sonnenfeld spent ten years as a professor at the Harvard Business School. Recently, Mr. Sonnenfeld was named by Business Week as one of the world’s “ten most influential business school professors” and one of the “100 most influential figures in governance” by the National Association of Corporate Directors’ Directorship and has chaired several of their blue ribbon commissions. He was awarded the Ellis Island Medal in 2018 by the US Ellis Island Foundation, and awarded many scholarly honors for the impact of his many research articles on leadership and governance matters. In addition to his post as a regular commentator for CNBC, he is a columnist for FORTUNE, a regular commentator on PBS’s “Nightly Business Report” and a frequently cited management expert in the global media. Mr. Sonnenfeld’s columns also regularly appear in The Wall Street Journal, Forbes, The Washington Post, POLITICO and the New York Times. Mr. Sonnenfeld serves on the Board of Directors of IEX Stock Exchange and Atlas Merchant Capital.

Qualifications. The Board nominated Mr. Sonnenfeld to serve as a director because of his business acumen and experience, as well as his exceptional work in the areas of corporate governance and leadership development as President of the Chief Executive Leadership Institute of Yale University.

Scott Stowell, 61, has served as a director of our Company since February 2018. Mr. Stowell’s initial election to the Board was required by the terms of our agreement to acquire CalAtlantic Group, Inc. (“CalAtlantic”), however his current nomination was not required by that agreement. Mr. Stowell served as Executive Chairman of the Board of Directors of CalAtlantic from October 2015 to February 2018. Prior to that, Mr. Stowell served as Chief Executive Officer of a predecessor to CalAtlantic from January 2012 to September 2015 and as its President from March 2011 to September 2015. Mr. Stowell also served as Chief Operating Officer of the CalAtlantic predecessor from May 2007 to March 2011. Mr. Stowell joined the CalAtlantic predecessor in 1986 as a project manager. Mr. Stowell also serves on the Board of Directors of Pacific Mutual Holding Company.

Qualifications. We believe that Mr. Stowell’s extensive homebuilding expertise enables him to provide important guidance and leadership to the Company.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” all the director nominees.

II.	CORPORATE GOVERNANCE

Meetings

Our Board of Directors normally meets quarterly, but holds additional meetings as required. Under our Corporate Governance Guidelines, each director is required to attend substantially all meetings of the Board. During fiscal 2018, the Board of Directors met five times. During that year, each director attended at least 75% of (1) the total number of meetings of the Board of Directors held while that director was serving on our Board, and (2) the total number of meetings of each committee of the Board on which the director was serving. It is our policy to encourage directors and nominees for election as directors to attend the annual meeting of stockholders. All members of our Board who were serving at the time of the 2018 annual meeting of stockholders attended the meeting.

Board Independence

Each year, the Board undertakes a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. In January 2018, our Board of Directors undertook its review of director independence. Based on this review, our Board of Directors has determined that each of Mr. Bolotin, Mr. Gerard, Mr. Gilliam, Mr. Hudson, Mr. Lapidus, Ms. McClure, Mr. Olivera, Mr. Sonnenfeld and Mr. Stowell is “independent” under the NYSE corporate governance listing standards and the Director Qualification Standards set forth in our Corporate Governance Guidelines, which are consistent with the NYSE standards. After considering any relevant transactions or relationships between each director, or any of his or her family members, and the Company, our senior management or our independent registered public accounting firm, the Board of Directors has affirmatively determined that none of the independent directors has a material relationship with us (either directly, or as a partner, significant stockholder, officer or affiliate of an organization that has a material relationship with us), other than as a member of our Board of Directors. In determining whether Mr. Gilliam is independent, the Board viewed Mr. Gilliam’s position as a director of a company that supplies wallboard to Lennar as not impairing his independence. The Board also considered that NES Global Talent, where Mr. Gilliam is Chief Executive Officer, and Generation Brands, from which Lennar purchases lighting products, are both subsidiaries of AEA Investors LP, of which Mr. Gilliam was a Managing Director and Operating Partner from November 2013 to November 2014, but did not view these relationships as impairing Mr. Gilliam’s independence.

Mr. Lapidus serves as our Lead Director. In this capacity, Mr. Lapidus presides over Board meetings and presides at all meetings of our independent directors. In connection with each of our regularly scheduled Board meetings, our independent directors regularly meet in executive sessions that exclude our non-independent directors and management. Mr. Lapidus presides over these executive sessions.

Board Leadership Structure

We have a Lead Director who presides over Board meetings and presides at all meetings of our independent directors. Our Board believes that arrangement works well for us because all but three of our directors (our Executive Chairman, our CEO and our President) are independent, and our Lead Director can cause the independent directors to meet at any time. Therefore, the Lead Director can at any time bring to the attention of a majority of the directors any matters he thinks should be addressed by the Board.

The Lead Director’s duties, which are listed in our By-Laws, include:

•	Presiding at all meetings of the independent directors;
•	At the request of the Board of Directors, presiding over meetings of stockholders;
•	Conveying recommendations of the independent directors to the Board of Directors; and
•	Serving as a liaison between the Board and management.

Board Committees

The Board has five standing Committees: the Audit Committee, the Compensation Committee, the NCG Committee, the Executive Committee and the Independent Directors Transactions Committee. A summary of the current composition of each Committee and its responsibilities is set forth below.

Name	Audit	Compensation	Nominating and Corporate Governance	Executive	Independent Directors Transactions
Rick Beckwitt	—	—	—	—	—
Irving Bolotin	Member	—	Member	—	—
Steven L. Gerard	Member	Chair	—	—	Member
Tig Gilliam	Member	Member	Member	—	Member
Sherrill Hudson	Chair	Member	—	—	—
Jonathan M. Jaffe	—	—	—	—	—
Sidney Lapidus(1)	—	—	—	Member	Chair
Teri P. McClure	—	Member	Member	—	—
Stuart Miller	—	—	—	Member	—
Armando Olivera	Member	—	—	—	—
Jeffrey Sonnenfeld	—	—	Chair	—	—
Scott Stowell	—	—	—	—	—

(1)	Lead Director of the Board.

Copies of the Committee charters of each of the Audit Committee, the Compensation Committee and the NCG Committee setting forth the responsibilities of the Committees can be found under the Investors-Governance section of our website at www.lennar.com, and those charters are also available in print to any stockholder who requests them through our Investor Relations department. We periodically review and revise the Committee charters. The Board most recently adopted a revised Audit Committee Charter, Compensation Committee Charter and NCG Committee Charter on June 27, 2018.

Audit Committee

Number of Meetings in fiscal 2018: 11

Responsibilities. The Audit Committee is responsible for selecting our independent auditors and overseeing the engagement of our independent auditors; pre-approving all audit and non-audit services provided to us by our independent auditors; reviewing our internal control environment, systems and performance; and overseeing the integrity of our financial statements, and our compliance with legal and regulatory requirements. The Audit Committee also discusses and reviews our policies with respect to risk assessment and risk management, including guidelines and policies governing our risk assessment and risk management processes. In addition, the Audit Committee is responsible for oversight of cybersecurity matters, including response planning, disaster recovery and business continuity considerations. The Audit Committee Chairman reports on Audit Committee actions and recommendations at Board of Directors meetings.

Independence and Financial Expertise. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements under the NYSE’s corporate governance listing standards and the enhanced independence standards for audit committee members required by the SEC, and each member is financially literate, knowledgeable and qualified to review financial statements. In addition, the Board of Directors has determined that each of Mr. Gerard, Mr. Gilliam, Mr. Hudson and Mr. Olivera meets the requirements of an audit committee financial expert under SEC rules.

Compensation Committee

Number of Meetings in fiscal 2018: 5

Responsibilities. The Compensation Committee is responsible for (i) designing our executive compensation philosophy, policies and plans, (ii) establishing salaries, targets and performance goals for annual incentive awards, terms of equity awards and other forms of compensation for our Chief Executive Officer (“CEO”), each of our other senior executives and our directors and (iii) administering our equity programs, including awards under our 2007 Equity Incentive Plan, as amended (the “2007 Equity Plan”), and 2016 Equity Incentive Plan (the “2016 Equity Plan”). The 2016 Equity Plan replaced our prior equity plan, the 2007 Equity Plan, in fiscal 2016. The Compensation Committee also reviews the results of the annual advisory stockholder vote on executive compensation and considers whether to recommend adjustments to the Company’s executive compensation policies and plans as a result of such votes. In addition, the Compensation Committee establishes performance goals and certifies that the performance goals have been attained. In prior years, the Compensation Committee certified that performance goals had been attained for purposes of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), but such requirement generally would not apply under amendments to Section 162(m) that were part of amendments to the Code enacted in December 2017. The Compensation Committee Chairman reports on Compensation Committee actions and recommendations at Board of Directors’ meetings.

Independence. The Board of Directors has determined that each member of the Compensation Committee meets the independence requirements under the NYSE’s corporate governance listing standards, is an “outside director” pursuant to the criteria established by the Internal Revenue Service and meets the independence standards for Compensation Committee members established by the SEC.

Role of Compensation Consultants and Advisors. The Compensation Committee has the authority, pursuant to its charter, to engage the services of outside legal or other experts and advisors as it deems necessary and appropriate to assist the Compensation Committee in fulfilling its duties and responsibilities. The Compensation Committee has previously engaged, and may in the future engage, F.W. Cook & Co., Inc. (“FW Cook”), an independent management compensation consulting firm. During fiscal 2017 and the beginning of fiscal 2018, the Compensation Committee engaged FW Cook to perform a review of the compensation program for the Company’s executive officers. In deciding to engage FW Cook, the Compensation Committee considered the work previously performed by FW Cook and determined no conflicts of interest existed and that FW Cook was independent from management.

Role of Management and Delegation of Authority. As more fully discussed under “Compensation Discussion and Analysis — Compensation Setting Process — Role of Management,” our Executive Chairman and our CEO provide the Compensation Committee with (i) evaluations of each named executive officer, including themselves, (ii) recommendations regarding base salary levels for the upcoming year for each named executive officer, other than themselves, (iii) an evaluation of the extent to which each named executive officer met his annual incentive plan target, and (iv) recommendations regarding the aggregate value of the long-term incentive compensation that each named executive officer should receive. Our Executive Chairman and our CEO typically attend all regularly-scheduled Compensation Committee meetings to assist the Compensation Committee in its discussion and analysis of the various agenda items, and are generally excused from the meetings as appropriate, including for discussions regarding their own compensation.

Under the 2007 Equity Plan and the 2016 Equity Plan, the Compensation Committee has the authority to delegate all or a part of its duties with respect to awards under each plan to management (excluding any grandfathered awards intended to qualify as performance-based compensation under Section 162(m) of the Code, awards made to individuals covered by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and awards issued to any person delegated authority by the Compensation Committee). Under the Lennar Corporation 2016 Incentive Compensation Plan, which replaced the Lennar Corporation 2012

Incentive Compensation Plan, the Compensation Committee has the authority to delegate all or a part of its duties with respect to bonuses under the plan to management (excluding any grandfathered awards intended to qualify as performance-based compensation under Section 162(m) of the Code).

Nominating and Corporate Governance Committee

Number of Meetings in fiscal 2018: 4

Responsibilities. The NCG Committee is responsible for (i) soliciting, considering, recommending and nominating candidates to serve on the Board under criteria adopted by it from time to time; (ii) advising the Board with respect to Board and Committee composition; (iii) reviewing and recommending changes to our Corporate Governance Guidelines; (iv) overseeing periodic evaluations of the Board and the Committees; and (v) reviewing and reporting to the Board on a periodic basis with regard to matters of corporate governance. The NCG Committee Chairman reports on NCG Committee actions and recommendations at Board of Director meetings.

Independence. The Board of Directors has determined that each member of the NCG Committee meets the independence requirements under the NYSE’s corporate governance listing standards.

Consideration of Director Nominees. The NCG Committee considers possible candidates for nomination as directors suggested by management and by stockholders and others, if there were any. The NCG Committee would evaluate the suitability of any potential candidates recommended by stockholders in the same manner as other candidates recommended to the NCG Committee. The NCG Committee and the Board of Directors have determined that a director should have the following characteristics, as set forth in our Corporate Governance Guidelines:

•	Ability to comprehend the strategic goals of the Company and to help guide the Company towards the accomplishment of those goals;
•

Diversity of backgrounds, a variety of life experiences and a history of conducting his or her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;

•	Time availability for in-person participation and to be present at annual meetings of stockholders;
•

Willingness to demand that the Company’s officers and employees conduct themselves, and require all persons they supervise to conduct themselves, at all times in an honest and ethical manner in all their dealings on behalf of the Company; and

•

Knowledge of, and experience with regard to at least some of: (i) real estate properties and real estate related loans and securities, including any lending and financing activities related thereto; (ii) public company regulations imposed by the Securities and Exchange Commission and the New York Stock Exchange, among others; (iii) portfolio and risk management; (iv) the major geographic locations within which the Company operates; (v) sound business practices and (vi) accounting and financial reporting.

If a stockholder wishes to recommend a potential nominee for director, the stockholder should submit a recommendation in writing to the NCG Committee at the address set forth under “Other Matters — Communication with Lennar’s Board of Directors” containing the information set forth below:

•	The recommending stockholder’s name and contact information;
•	The candidate’s name and contact information;
•	A brief description of the candidate’s background and qualifications;
•	The reasons why the recommending stockholder believes the candidate would be well suited for the Board;
•	A written statement by the candidate that the candidate is willing and able to serve on the Board;

•	A written statement by the recommending stockholder that the candidate meets the criteria established by the Board; and
•	A brief description of the recommending stockholder’s ownership of our common stock and the period during which such shares have been held.

In making its determination whether to recommend that the Board of Directors nominate a candidate who has been recommended by a stockholder, the NCG Committee will consider, among other things, the appropriateness of adding another director to the Board and the candidate’s background and qualifications. The NCG Committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a stockholder, and may request an interview with the candidate. The NCG Committee will not determine whether to recommend that the Board nominate a candidate until the NCG Committee completes what it believes to be a reasonable investigation, even if that causes its recommendation to be delayed until after it is too late for the candidate to be nominated for election at a particular meeting of stockholders. When the NCG Committee determines not to recommend that the Board nominate a candidate recommended by a stockholder, or the Board determines to nominate or not to nominate a candidate recommended by a stockholder, the NCG Committee will notify the recommending stockholder and the candidate of the determination.

Executive Committee

Pursuant to our By-Laws, our Board of Directors has established an Executive Committee which has the authority to act on behalf of the Board of Directors, except as that power is limited by the corporate laws of the State of Delaware, where our Company is incorporated, and as our Board of Directors has otherwise provided. The Executive Committee took actions twice during fiscal 2018.

Independent Directors Transactions Committee

Pursuant to our By-Laws, our Board of Directors has established an Independent Directors Transactions Committee which has the authority to approve certain transactions between Lennar and Five Point Holdings, LLC (in which we own a substantial minority interest), and to review and make recommendations to the Board with respect to matters referred to it by the Board. Only independent directors may serve on the Committee. The Independent Directors Transactions Committee did not take any action during fiscal 2018.

Corporate Governance Guidelines

Our Corporate Governance Guidelines describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include director qualifications, director responsibilities, management succession, director compensation and the annual performance evaluation of the Board. Our Corporate Governance Guidelines are available to view at our website, www.lennar.com, under the Investors-Governance section.

Compensation Committee Interlocks and Insider Participation

None of the members who served on the Compensation Committee during the fiscal year ended November 30, 2018, was, or ever had been, an officer or employee of Lennar. There were no transactions during the 2018 fiscal year between us and any of the directors who served as members of the Compensation Committee for any part of the 2018 fiscal year that would require disclosure by Lennar under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.

Corporate Responsibility, Environmental and Sustainability Matters

We recognize the growing interest of our investors, customers, associates and business partners in environmental, social and governance issues and principles of responsible investing. The Company has had a long-standing commitment to our shareholders and communities to operate in an environmentally and socially responsible manner.

Corporate Citizenship

The Company takes seriously its responsibility to strengthen the communities in which we operate. In addition to division level initiatives that serve the community, Lennar Corporation annually donates one percent (1%) of its after tax income to The Lennar Foundation, Inc., a Florida not-for-profit corporation (the “Foundation”). The primary mission of the Foundation is to find organizations that assist people who are less fortunate and provide those people an avenue to enter into mainstream society. Through our Focused Acts of Caring and other grants, the Lennar Foundation supports education, at-risk children, homeless rehabilitation, elder care, and medical research.

Environmental and Sustainability Initiatives

We are an industry leader in fostering new sustainability initiatives and working to protect the quality of our environment. Our efforts include implementing numerous programs to reduce energy consumption, such as our high-efficiency solar power systems program that generates much of a home’s annual expected energy needs, as well as upgrading various home systems to balance comfort with energy savings.

Code of Business Conduct and Ethics/Related Party Transaction Policy

Our Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all our directors, officers and employees. Its purpose is to promote our commitment to high standards for ethical business practices. The Code provides that it is our policy that our business be conducted with the highest level of integrity. It states that our reputation for integrity is one of our most valuable assets, and each director, officer and employee is expected to contribute to the care and preservation of that asset. Our Code addresses a number of issues, including conflicts of interest, corporate opportunities, fair dealing, confidential information and insider trading.

Pursuant to our Audit Committee Charter, all related person transactions as defined by SEC rules must be approved by our Audit Committee. Current SEC rules require disclosure of any transaction, arrangement or relationship in which (i) Lennar or its subsidiary is a participant, (ii) the amount involved exceeds $120,000, and (iii) any executive officer, director, director nominee, beneficial owner of more than 5% of Lennar’s common stock, or any immediate family member of any such person, has or will have a direct or indirect material interest. A director must recuse herself or himself from any discussion or decision affecting her or his personal, business or professional interests.

Certain Relationships and Related Transactions

Except as described below, since December 1, 2017, we have not had any relationships or transactions with any of our executive officers, directors, beneficial owners of more than 5% of our Class A common stock or Class B common stock or any immediate family member of such persons that are required to be described pursuant to Item 404(a) of SEC Regulation S-K.

In February 2015, Stuart Miller, currently our Executive Chairman, entered into a Time-Sharing Agreement with one of our subsidiaries, which replaced a prior agreement and provides that Mr. Miller can sub-lease aircraft leased by that subsidiary for non-business or personal business purposes. Under that Agreement, Mr. Miller pays the subsidiary, out of a prepayment fund established under the terms of the Agreement, the aggregate incremental cost of each flight based on a list of expenses authorized by federal regulations. If at any time expenses exceed the amount in the prepayment fund, Mr. Miller would pay the expenses after they are billed. The subsidiary retains sole discretion to determine what flights may be scheduled by Mr. Miller, and under the Agreement the Company’s prior planned use of the aircraft takes precedence over Mr. Miller’s non-business or personal business use. Mr. Miller paid our subsidiary $279,000 under the agreement for his use of the aircraft during fiscal 2018 (the cost reimbursed by Mr. Miller was calculated in accordance with Federal Aviation Administration regulations).

In February 2015, Rick Beckwitt, currently our Chief Executive Officer, entered into a Time-Sharing Agreement with one of our subsidiaries, which replaced a prior agreement and provides that Mr. Beckwitt can sub-lease aircraft leased by that subsidiary for non-business or personal business purposes. The terms of that Time-Sharing Agreement are essentially the same as those in the Time-Sharing Agreement between the subsidiary and Mr. Miller, including the establishment of a prepayment fund for the cost of each flight. If at any time expenses exceed the amount in the prepayment fund, Mr. Beckwitt would pay the expenses after they are billed. Mr. Beckwitt paid our subsidiary $224,000 under the agreement for his use of the aircraft during fiscal 2018.

In October 2017, Jonathan M. Jaffe, currently our President, entered into a Time-Sharing Agreement with one of our subsidiaries, which replaced a prior agreement and provides that Mr. Jaffe can sub-lease aircraft leased by that subsidiary for non-business or personal business purposes. The terms of that Time-Sharing Agreement are essentially the same as those in the Time-Sharing Agreement between the subsidiary and Mr. Miller, including the establishment of a prepayment fund for the cost of each flight. If at any time expenses exceed the amount in the prepayment fund, Mr. Jaffe would pay the expenses after they are billed. Mr. Jaffe paid our subsidiary $662,000 under the agreement for his use of the aircraft during fiscal 2018.

Occasionally, a spouse or other guest may accompany Mr. Miller, Mr. Beckwitt or Mr. Jaffe when they are using corporate aircraft for business travel. As there is no incremental cost to Lennar for the spouse or other guest accompanying the executive on a flight, no amount has been included in the Summary Compensation Table with respect to that usage. Because there are special tax rules regarding personal use of business aircraft, Mr. Miller, Mr. Beckwitt or Mr. Jaffe may be treated as receiving taxable income when a spouse or guest accompanies one of them on a business trip.

In June 2015, Jeffrey Miller, Stuart Miller’s brother, entered into an agreement with one of our subsidiaries which provides that Jeffrey Miller can sub-lease an aircraft leased by that subsidiary for personal purposes. The Company retains sole discretion to determine what flights may be scheduled, and the Company’s prior planned use of the aircraft takes precedence over Jeffrey Miller’s use. Jeffrey Miller pays for use of the aircraft based on a fee structure similar to that used by third party charter companies. Jeffrey Miller paid our subsidiary $81,000 under the agreement for his use of the aircraft during fiscal 2018. The arrangement helps to offset the cost of the aircraft when it is not being used by the Company.

Jack Beckwitt, Mr. Beckwitt’s son, is employed by the Company as a Construction Manager. For fiscal 2018, the Company paid Jack Beckwitt a salary of $92,700, a cash bonus of $45,395, and other benefits totaling approximately $8,121 (including the Company’s matching contributions to his 401(k) plan and a car allowance). Jack Beckwitt continues to be an associate at the Company, and, in fiscal 2019, he may receive compensation and other benefits in amounts similar to or greater than those he received during fiscal 2018.

Brad Miller, Mr. Miller’s son, is employed by the Company as a Land Acquisition Manager. For fiscal 2018, the Company paid Brad Miller a salary of $92,700, a cash bonus of $86,921, and other benefits totaling approximately $7,186 (including the Company’s matching contributions to his 401(k) plan and a car allowance). Brad Miller continues to be an associate at the Company, and, in fiscal 2019, he may receive compensation and other benefits in amounts similar to or greater than those he received during fiscal 2018.

During 2018, MP Alpha Holdings LLLP (“MP Alpha”), which is owned by Stuart Miller and his siblings, had an approximately 23% interest in a flooring company, Artisan Design Group (“ADG”), that does business with Lennar. In fiscal 2018, Lennar paid ADG approximately $2.1 million for flooring products, which represents 0.9% of Lennar’s total flooring spend. MP Alpha sold its interest in ADG in December 2018. The transactions between ADG and Lennar were arm’s length transactions over which the Miller family members had no influence and were not personally involved.

The mother-in law of Jeff McCall, our Senior Vice President, obtained a $220,000 mortgage loan from Eagle Home Mortgage, a subsidiary of the Company, in June 2018. The loan was made in the ordinary course of Eagle’s mortgage lending business on the terms at which it was making mortgage loans at the time. Eagle sold the loan in July 2018.

Risk Management

Board Role in Management of Risk

Our Board is actively involved in the oversight and management of risks that could affect Lennar. Management, in consultation with the Board, identifies areas of risk that particularly affect us and assigns senior members of our management to report to the Board on each of those areas of risk on a rotating basis at the regularly scheduled quarterly Board meetings. The areas of risk reported to the Board change from time to time based on business conditions, advice of outside advisors, and review of risks identified by our competitors in their public filings. Currently, the risk areas reported on to our Board on a regular basis relate to joint ventures, housing inventory and land supply, construction costs and homebuilding overhead, construction quality and warranty, our multifamily business, our financial services business, associate retention and human resources, legal, natural disasters and information technology, including cybersecurity, taxation, strategic investments and our solar business.

Our Board of Directors also asks for and receives reports on other risks that affect the Company after review of business presentations made during regular Board reviews. In addition, one of the responsibilities of our Audit Committee is to discuss and review policies with respect to risk assessment and risk management, including guidelines and policies governing our risk assessment and risk management processes.

Compensation Related Risks

In 2018, as part of our risk management process, we conducted a comprehensive review and evaluation of our compensation programs and policies. The assessment covered each material component of executive and non-executive employee compensation. In evaluating our compensation components, we identified risk-limiting characteristics, which include:

•	We conduct an annual comprehensive analysis of peer group compensation in addition to broader market based benchmarking studies to evaluate our compensation program.
•	A high percentage of our overall pay mix to senior management and key employees is equity based, which incentivizes efforts to generate long-term appreciation of stockholder value.
•	The Compensation Committee uses negative discretion to adjust compensation as a result of performance or other factors.
•	Service-based equity awards to our executive officers vest over a three-year period, which mitigates the risk of excessive focus on short-term returns.
•	We have a Compensation Clawback Policy that may be triggered in the event of a restatement of financial results.
•	Our Stock Ownership Guidelines require executive officers to hold any vested restricted stock until the aggregate amount of their stock ownership exceeds a multiple of their annual base salary.

Director Compensation

We maintain a compensation program for the non-employee directors of the Board. Our current Board compensation program, and the program under which the Board was compensated in fiscal 2018, is comprised of the following types and levels of compensation:

Annual Equity Grant. At the time of each annual meeting, each non-employee director receives a grant of 2,000 shares of our Class A common stock. Directors are permitted to sell 50% of that stock at any time but are required to hold the remaining 50% of the stock until the second anniversary of the grant date. Pursuant to this program, on April 11, 2018, each non-employee director at that time was granted 2,000 shares of Class A common stock, 50% of which may not be transferred until the second anniversary of the date of grant.

Retainer and Committee Fees Paid in Cash. Each non-employee director is entitled to receive an annual retainer of $130,000, payable on a quarterly basis, 50% in cash and 50% in shares of our Class A common stock. Those who serve on our Audit Committee are paid an additional retainer of $25,000 (or $30,000 for the committee Chairman); those who serve on our Compensation Committee are paid an additional retainer of $15,000 (or $20,000 for the committee Chairman); and those who serve on our NCG Committee are paid an additional retainer of $10,000 (or $15,000 for the committee Chairman). Committee retainers are paid quarterly in cash. Non-employee directors are also reimbursed for incidental expenses associated with each Board of Directors and/or committee meeting. Our Lead Director receives an additional $75,000 per year for his services in that capacity, paid quarterly in cash. Directors who are employees do not receive any additional compensation for their services as a director.

Compensation Deferral. A director may elect to defer payment of both the cash and stock portion of the annual and committee retainers until the year of the member’s separation from service as a director or the member’s death. If a director makes this election, a number of phantom shares of Class A common stock with a value equal to the amount of the deferred retainers is credited to the director’s deferred compensation account each quarter. Amounts equal to the dividends that would have been paid if the phantom shares had actually been outstanding are also credited to the director’s account and treated as though they were used to purchase additional shares of Class A common stock. Upon termination of a director’s deferred compensation account, the director will receive cash equal to the value of the number of phantom shares of Class A common stock or Class B common stock credited to the director’s account. The value of the phantom shares of Class A common stock and Class B common stock is determined by multiplying the phantom shares by the closing price of the applicable common stock on either the date of the director’s death or the date during the year of the director’s separation from service that the director sends a notice to the Company requesting the settlement of such director’s phantom share account.

For fiscal 2018, each of Messrs. Gilliam, Hudson, Lapidus, Olivera and Sonnenfeld, and Ms. McClure had elected to defer payment of both the cash and stock portions of their fees. The table below sets forth the aggregate number of phantom shares of Class A common stock and Class B common stock held by each director in their respective deferred compensation accounts at November 30, 2018:

	Aggregate Number of Shares of Phantom Stock Held in Deferred Compensation Account at November 30, 2018
Name	Class A	Class B
Steven L. Gerard (1)	48,493	388
Tig Gilliam	28,567	-
Sherrill W. Hudson	49,672	-
Sidney Lapidus	46,322	-
Teri P. McClure	14,577	-
Armando Olivera	11,686	-
Jeffrey Sonnenfeld	42,703	-

(1)	The shares of phantom stock are shares that Mr. Gerard received prior to terminating his participation in the deferred compensation program in fiscal 2015.

The following table sets forth information regarding the compensation of our non-employee directors for fiscal 2018. Mr. Miller (our Executive Chairman), Mr. Beckwitt (our CEO) and Mr. Jaffe (our President) are omitted from the table as they do not receive any additional compensation for their service as directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Irving Bolotin	100,000	181,327	53	281,380
Steven L. Gerard	110,000	181,327	7,386	298,713
Tig Gilliam	115,000	181,380	4,127	300,507
Sherrill W. Hudson	110,000	181,380	7,333	298,713
Sidney Lapidus	140,000	181,380	6,806	328,186
Teri P. McClure	90,000	181,380	1,993	273,373
Armando Olivera	90,000	181,380	1,537	272,917
Donna Shalala (4)	45,000	32,485	15	77,500
Jeffrey Sonnenfeld	80,000	181,380	6,269	267,649
Scott Stowell (5)	65,000	200,315	53	265,368

(1)

Each of Messrs. Gilliam, Hudson, Lapidus, Olivera and Sonnenfeld, and Ms. McClure decided to defer 100% of both the cash and stock portion of their annual and committee retainers. Pursuant to the terms of our non-employee director compensation program, these amounts were credited in the form of phantom shares of Class A common stock to the directors’ respective deferred compensation accounts.

Name	Deferred Cash Fees ($)	Deferred Stock Awards ($)	Phantom Shares Credited to Account
Tig Gilliam	115,000	65,000	3,589
Sherrill W. Hudson	110,000	65,000	3,490
Sidney Lapidus	140,000	65,000	4,181
Teri McClure	90,000	65,000	3,091
Armando Olivera	90,000	65,000	3,091
Jeffrey Sonnenfeld	80,000	65,000	2,891

(2)

Amount reflects (i) 50% of the annual retainer fee, payable in shares of Class A common stock and (ii) the fair market value of 2,000 shares of Class A common stock granted as part of the annual equity grant. The annual equity grant award was made on April 11, 2018 to each of Messrs. Bolotin, Gerard, Gilliam, Hudson, Lapidus, Olivera, Sonnenfeld and Stowell and Ms. McClure and had a grant date fair value of $58.19 per share. These shares were fully vested upon issuance, but 50% of the shares are subject to a two-year minimum holding period from the date of issuance. As set forth above, each of Messrs. Gilliam, Hudson, Lapidus, Olivera and Sonnenfeld, and Ms. McClure deferred receipt of the stock portion of his or her 2018 annual retainer fee.

(3)

With respect to Mr. Bolotin, Dr. Shalala and Mr. Stowell, the amount reflects cash in lieu of fractional shares relating to quarterly Board and committee fees paid in stock. With respect to Mr. Gerard, the amount includes both cash in lieu of fractional shares relating to quarterly Board and committee fees paid in stock, and dividends payable on phantom shares held in the director’s deferred compensation account that he received prior to terminating his participation in the program in fiscal 2015. With respect to Messrs. Gilliam, Hudson, Lapidus, Olivera and Sonnenfeld, and Ms. McClure, the amounts include dividends payable on phantom shares held in the director’s deferred compensation account. The deferred dividends are credited to the director’s deferred compensation account in the form of additional phantom shares, calculated at the fair market value of a share of our Class A common stock on the dividend record dates. The table below sets forth the phantom shares credited to each participating directors’ account from deferred dividends for fiscal 2018.

Name	Dividends Deferred ($)	Phantom Shares Credited to Account from Deferred Dividends
Steven L. Gerard	7,332	140
Tig Gilliam	4,127	79
Sherrill W. Hudson	7,333	141
Sidney Lapidus	6,806	131
Teri McClure	1,993	39
Armando Olivera	1,537	30
Jeffrey Sonnenfeld	6,269	120

(4)	Dr. Shalala received compensation during fiscal 2018 for her service as a director from December 1, 2017 through April 10, 2018, the date of her resignation from the Board.

(5)

Mr. Stowell has 98,062 and 32,329 of stock appreciation rights with an exercise price of $50.34 and $46.51, respectively, and an expiration date of April 1, 2020 and October 1, 2020, respectively. The stock appreciation rights entitle Mr. Stowell to shares of Class A common stock, and, for each share of Class A common stock received by Mr. Stowell by exercising the stock appreciation right, Mr. Stowell will also receive approximately .02 shares of Class B common stock. Appreciation is capped at $22.60 per stock appreciation right. Mr. Stowell’s stock appreciation rights are the result of the conversion of CalAtlantic stock appreciation rights into stock appreciation rights for shares of Lennar’s common stock when CalAtlantic was merged into a Lennar subsidiary in February 2018.

III.	COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation philosophy, policies and plans and their objectives, our compensation-setting process, and the 2018 compensation of our named executive officers, or NEOs. In addition, we explain why we believe that our executive compensation program is in the best interests of our Company and you, our stockholders.

For fiscal 2018, our named executive officers were:

Name	Title (1)
Stuart Miller	Executive Chairman
Rick Beckwitt	Chief Executive Officer
Jonathan M. Jaffe	President
Diane Bessette	Vice President, Chief Financial Officer and Treasurer
Bruce Gross	Former Vice President and Chief Financial Officer
Jeff McCall	Senior Vice President
Mark Sustana	Vice President, General Counsel and Secretary

(1)

In April 2018, (i) Mr. Miller, who had been CEO and a director of the Company, was elected to the new position of Executive Chairman of the Board, (ii) Mr. Beckwitt, who had been the President of the Company, was elected as the new CEO of the Company, and was elected to the Board of Directors, (iii) Mr. Jaffe, who had been Vice President and the Chief Operating Officer of the Company, was elected as the new President of the Company, and was elected to the Board of Directors, (iv) Ms. Bessette, who had been a Vice President and the Treasurer of the Company, was elected to the additional position of CFO, (v) Mr. Gross, who had been a Vice President and the CFO of the Company, became the CEO of Lennar Financial Services, a subsidiary of the Company, and (vi) Mr. Sustana, who has been the Secretary and General Counsel (“GC”) of the Company, was elected to the additional position of Vice President. In February 2018, Mr. McCall, who was employed as the Chief Financial Officer of CalAtlantic until its acquisition by the Company on February 12, 2018, became Senior Vice President, or SVP, of the Company. In January 2019, Mr. Jaffe, who previously held the title of both President and Chief Operating Officer, continued to serve as the Company’s President.

As discussed in Proposal 3 - Advisory Vote on Executive Compensation, we are conducting a Say on Pay vote that requests your approval, on an advisory basis, of the compensation of our named executive officers as described in this section and in the tables and accompanying narrative contained in the discussion captioned “Executive Compensation.” In connection with that vote, you should review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs contribute to the strong financial performance that Lennar has achieved for its stockholders.

Executive Summary

We Tie Our Executives’ Compensation to Performance. We believe that one of the best methods for aligning the interests of our senior executives with those of our stockholders is to tie a significant portion of their compensation to our financial and operational performance. With respect to our three named executive officers whose responsibilities are to manage the growth of our business, our Executive Chairman, our CEO, and our President, this translates into:

•

Approximately 95% of each of our Executive Chairman’s, our CEO’s and our President’s total direct compensation (base salary, annual cash incentive awards and equity awards) for fiscal 2018 was tied directly to the financial performance of the Company or was equity based;

•

Annual incentive awards of our Executive Chairman, our CEO and our President are calculated as a percentage of pretax income — the metric that we believe most directly translates into stockholder value; and

•	Performance-based equity awards drive long-term growth and are only earned if the Company accomplishes financial and operational metrics over a three year period.

With respect to our CFO, our SVP and our GC, we base their incentive awards on their individual performance in their areas of responsibility and the performance of the Company. As a result, with respect to our CFO, our SVP and our GC, whose principal responsibilities include the establishment and maintenance of strong corporate controls and regulatory compliance, approximately 77% of their total direct compensation (base salary, annual cash incentive awards, and service-based equity awards) for fiscal 2018 was performance or equity based. With respect to our former CFO, who has primary responsibility for the operations of our Lennar Financial Services business, approximately 83% of his total direct compensation (base salary, annual cash incentive awards, and service-based equity awards) for fiscal 2018 was performance or equity based.

We Maintain Strong Executive Compensation Policies. We maintain strong executive compensation policies to further align our executives’ interests with those of our stockholders. Specifically, we have:

•

Stock ownership guidelines. We have a minimum stock ownership requirement for all of our executive officers that require our executive officers to own shares of our common stock with a value equal to a multiple of their base salary. All of the NEOs significantly exceed their minimum stock ownership requirements.

•

No employment agreements. We do not have employment agreements, severance agreements, or change of control agreements with any of our executive officers and all equity grants are subject to a double trigger requirement to accelerate vesting if there were a change of control.

•

Compensation Clawback Policy. Our Board adopted a Compensation Clawback Policy that allows us to recover from employees in certain circumstances incentive-based compensation granted under our 2016 Equity Plan and 2016 Incentive Compensation Plan.

2018 Compensation Reflects Strong 2018 Company Performance. During fiscal 2018, we achieved strong financial and operational performance, including:

•	Revenues of $20.6 billion – up 63%
•	Pretax income of $2.2 billion – up 82%
•	Deliveries of 45,627 homes – up 55%
•	New orders of 45,826 homes – up 51%

In the year ended November 30, 2018, revenues from home sales increased 70% to $18.8 billion, gross margins on home sales were $3.7 billion or 19.6% of home sales revenues and operating earnings from homebuilding increased by 78% to $2.3 billion. During fiscal 2018, we also had strong performances from our other continuing business segments. Our Lennar Financial Services segment had operating earnings of $187.4 million. Our Multifamily business had operating earnings of $42.7 million, benefiting from the sale of six completed rental properties by its unconsolidated entities.

In fiscal 2018, we acquired and successfully integrated CalAtlantic, a major homebuilder which was building entry level to luxury homes in 43 metropolitan statistical areas, or MSAs, spanning 19 states, and providing mortgage, title and escrow services. As a result, we became the nation’s largest homebuilder in terms of consolidated revenues with a top three position in 31 MSAs, including 19 at the number one position. Our Homebuilding and Lennar Financial Services segment benefited in volume and synergies from the acquisition.

In addition, in line with our strategy to focus on our core homebuilding and related finance businesses, and to divest some of our non-core businesses, during fiscal 2018 and the early part of 2019, we divested our Rialto Management Group for a gain of $296.4 million, the majority of our retail title business, our title insurance underwriting business, our Florida real estate brokerage business and our business of offering residential mortgages to non-Lennar homebuyers.

2018 Executive Compensation Changes reflect increased Alignment with Stockholder Interests. Below are the highlights of the changes we made to our 2018 executive compensation program for Messrs. Miller, Beckwitt and Jaffe as compared to the prior year:

Program Component	Fiscal 2017	Fiscal 2018

Annual Cash Incentive Bonus	1.00%, 0.92% and 0.92%, respectively, of Lennar’s 2017 Pretax Income	0.73%, 0.63% and 0.55%, respectively, of Lennar’s 2018 Pretax Income after a 10.96% capital charge on tangible equity equal to $1.05 billion

Negative Discretion	None	10% reduction of annual cash bonus for each of Messrs. Miller, Beckwitt and Jaffe

Equity Awards	Performance shares with 12-month performance period which were earned upon achieving three of five performance goals. Then shares had service-based vesting conditions (three-year ratable)

-Half of equity awards have service-based vesting conditions (three-year ratable)

-Other half of equity awards have performance-based vesting conditions

-Performance awards vest, if at all, after a three-year performance period based on Lennar’s relative gross profit percentage, relative return on tangible capital and debt/EBITDA multiple

Pay Mix	~24% of pay mix is equity based	~48% of pay mix is equity based

2018 Executive Compensation Decisions Reflect Company Performance. While the Company had a strong performance in 2018, including the successful integration of CalAtlantic, it did not meet its business plan. As a result, the Compensation Committee used its discretion to reduce the annual cash incentive bonus that was payable to each of Messrs. Miller, Beckwitt and Jaffe by 10%. As a practice, the Compensation Committee prefers to use its negative discretion to reduce the annual incentive cash bonus as opposed to using a formulaic cap because it gives the Compensation Committee the flexibility to consider numerous factors at the time of the certification and payout of the bonus. In addition to fiscal 2018, the Compensation Committee most recently used its negative discretion to reduce cash bonuses payable to each of Messrs. Miller, Beckwitt and Jaffe in fiscal 2015.

Compensation Setting Process

We designed our executive compensation to:

•	attract, motivate and retain highly qualified and experienced executives;
•	recognize valuable individual performance and motivate executives to maximize the Company’s short-term and long-term performance;
•	maintain flexibility to ensure that awards are competitive within our peer group of homebuilders and Fortune 500 companies;
•	align the interests of our executives with those of our stockholders; and
•	promote adherence to corporate governance, and company policies and values.

Role of the Compensation Committee

Our Compensation Committee annually evaluates and approves the compensation for our CEO and our most senior executive officers, including all the named executive officers. Its determinations regarding the compensation of our senior executive officers take into account information about compensation being paid by other homebuilders or companies engaged in other activities of the type in which we are engaged, compensation being paid to other executives at Fortune 500 companies, as well as recommendations by our Executive Chairman and our CEO (except regarding themselves) and other members of our senior management, and any other factors the Compensation Committee believes to be applicable.

Role of Management

Our Executive Chairman and our CEO provide written background and supporting materials for review at Compensation Committee meetings, attend Compensation Committee meetings at the Committee’s request, and provide information regarding, and make recommendations about, designs for and, if warranted, changes to our executive compensation programs. Our Executive Chairman and our CEO provide reviews of each executive officer’s performance and recommend compensation actions for executive officers other than themselves.

Use of Compensation Survey Data

We use compensation data regarding what we view as our peer group of publicly-traded homebuilding companies to analyze compensation decisions in light of current market rates and practices, and to help ensure that our compensation decisions are reasonable in comparison to the compensation paid by our peer group and in view of the value of particular executives to Lennar. In connection with setting fiscal 2018 compensation, the Compensation Committee reviewed summaries of information disclosed in public filings by the following publicly traded homebuilders that the Compensation Committee views as our peer group (“Peer Group”):

Beazer Homes USA, Inc.	Meritage Homes Corporation
CalAtantic Group, Inc. (1)	M.D.C. Holdings, Inc.
Century Communities, Inc.	NVR, Inc.
D.R. Horton, Inc.	PulteGroup, Inc.
Hovnanian Enterprises, Inc.	Toll Brothers, Inc.
KB Home

(1) In February 2018, CalAtlantic Group, Inc. was acquired by the Company.

In addition, the Compensation Committee reviewed information about compensation levels generally paid by other Fortune 500 companies given that the Company has only one peer close to its revenues, profitability and market capitalization. The Compensation Committee does not design our executive compensation programs to fit within a specific percentile of the executive compensation programs of the Peer Group companies, the Fortune 500 companies or any other peer group or survey. Rather, the Compensation Committee compares numerous elements of executive compensation, including base salaries, annual incentive compensation and long-term cash and equity based incentives to assist in determining whether proposed compensation programs are competitive, and then uses its experience and judgment to make final compensation decisions.

Consideration of Stockholder Advisory Vote

As part of its compensation setting process, the Compensation Committee also considers the results of the prior-year’s stockholder advisory vote on our executive compensation. As part of its 2018 compensation setting process, the Compensation Committee reviewed the results of the 2017 stockholder advisory vote, including the fact that only approximately 67% of the votes cast were voted in favor of our executive compensation. The Compensation Committee also reviewed the results of the 2018 stockholder advisory vote, where approximately 77% of the votes cast were voted in favor of our executive compensation.

Stockholder Engagement

We regularly engage with our stockholders about our business and operations. In addition, in fiscal 2017 and 2018, in connection with the Say on Pay vote and the votes regarding stockholder proposals, we had discussions with a number of our stockholders regarding our executive compensation practices and our corporate governance policies. During fiscal 2018, we spoke with 21 of our largest stockholders, representing approximately 50% of our outstanding shares, about issues of concern to them. While the stockholders generally recognized that the Company was compensating its executives well during a time when the Company was performing well and did not earn cash bonuses during the 2008-2009 economic crisis, they requested that we consider making changes to our compensation practices. The stockholder feedback that we received led the Compensation Committee to request a full review of our executive compensation program. The comments that we received, and our response to the comments with respect to the compensation of our Executive Chairman, our CEO and our President, are below, and are discussed in this Compensation Discussion and Analysis.

Stockholder Comments	Changes made in Fiscal 2018 to address Comments

There should be more variable financial performance objectives and the incorporation of relative performance measurement	Half of the equity awards are performance awards that vest, if at all, after a three-year performance period based on the Company’s relative gross profit percentage, relative return on tangible capital and debt/EBITDA multiple

The equity portion of compensation should be a larger portion of total compensation	The equity percentage of total direct compensation was doubled from 24% of total direct compensation to 48%

There should be a hurdle or capital charge in connection with the annual cash incentive compensation payment	The annual cash incentive bonus is subject to 10.96% capital charge on tangible equity

The performance period relating to equity compensation should be longer than one year	The performance-based equity awards are subject to a three-year performance period

The five performance goals relating to the performance-based vesting equity grant are all or nothing, and there should be variable performance targets	The performance-based equity awards are based on the Company’s relative gross profit percentage (as compared to our peers), relative return on tangible capital (as compared to our peers) and debt/EBITDA multiple, with performance shares earned being determined independently for each component based on achieving threshold, target and maximum payout levels.

Role of the Independent Compensation Consultant

The Compensation Committee has the authority to engage compensation consultants. During fiscal 2017 and 2018, the Compensation Committee engaged FW Cook to perform a review of the Company’s executive compensation program, including considering any changes that could be implemented in fiscal 2018. In connection with their review, FW Cook had discussions with members of the Board and management. Before engaging FW Cook, the Compensation Committee considered the work previously performed by FW Cook and determined that no conflicts of interest were raised and that FW Cook was independent from management.

Compensation Plans

Our 2016 Equity Plan provides for the issuance of stock-based awards, such as options and restricted stock, to officers, directors, or associates of the Company and its subsidiaries, or individuals who provide significant services to the Company or its subsidiaries. The aggregate number of shares of Class A common stock or Class B common stock that may be subject to awards granted under the 2016 Equity Plan is 15 million shares. The 2016 Equity Plan replaced our prior equity plan, the 2007 Equity Plan. While awards may no longer be issued under the 2007 Equity Plan, the 2007 Equity Plan still governs the outstanding awards that were issued under the 2007 Equity Plan. Our 2016 Incentive Compensation Plan enables the Compensation Committee to establish performance goals for officers and other associates of the Company and its subsidiaries and to determine bonuses which will be awarded on the basis of achievement of performance goals.

Executive Compensation Components and 2018 Compensation Decisions

Our named executive officers do not have employment agreements. This gives the Compensation Committee flexibility to change the components of our executive compensation program in order to remain competitive in the market and address economic conditions. Our executive compensation program currently has three components of total direct compensation: (1) base salary, (2) annual cash incentive awards, and (3) equity-based incentive awards.

Element	Description	Primary Objectives

Base Salary	Fixed cash payment	To attract and retain executives by offering salaries that are competitive with market opportunities and that recognize each executive’s position, role, responsibility and experience.

Annual Cash Incentive Award	Variable performance-based cash payment	To motivate and reward the achievement of annual performance objectives.

Equity-Based Incentive Award	Performance-based and/or service-based restricted stock.	To align executives’ interests with the interests of stockholders, motivate executives to maximize our long-term, as well as our short-term, performance and promote employee retention.

We do not have a formal policy relating to the allocation of total compensation among the various components. However, our Compensation Committee believes that the executives with more influence over our operating and financial performance should have a greater portion of their compensation dependent upon the achievement of the performance objectives. The Compensation Committee believes that those executives who are responsible for the management of growth should have the largest portion of their compensation from (i) annual cash incentive awards that are directly based on our financial performance, without a cap to motivate annual profitability and (ii) equity-based awards whose value depends in substantial part on the long-term price performance of our stock price. By comparison, those named executive officers whose responsibilities are the establishment and maintenance of strong corporate controls and regulatory compliance should have a larger percentage of their direct compensation from their base salary and from annual incentive awards based on, among other factors, the performance of the Company in its adherence to policies and procedures and to avoid undue risk taking.

The chart below shows the allocation of total compensation among base salary, the annual cash incentive award and the equity-based incentive award for each of our NEO’s in fiscal 2018.

Compensation Pay Mix

Base Salaries

Why we pay base salaries. The Compensation Committee believes that payment of competitive base salaries is an important element in attracting, retaining and motivating our executives. In addition, the Compensation Committee believes that having a certain level of fixed compensation allows our executives to dedicate their full time business attention to our Company.

How base salaries are determined. When the Compensation Committee sets the base salaries for the NEOs, it considers a number of factors, including:

•	level of experience and responsibility;
•	the scope and complexity of the role;
•	ability to contribute to meeting annual operating objectives;
•	level of pay required to retain the executive’s services in light of market conditions;
•	average base salary of comparable executives in our Peer Group; and
•	market changes and the economic and business conditions affecting Lennar at the time of the evaluation.

When setting base salaries, the Compensation Committee does not assign a specific weight to any individual factor or apply any specific formula as to how base salary should compare to that of similar employees of our Peer Group.

The base salary of our Executive Chairman has remained unchanged since 2003, and the base salaries of our CEO and our President have remained unchanged since 2010.

2018 Base Salary Decisions. We did not increase the base salaries of our Executive Chairman, our CEO, our President or our GC in fiscal 2018. We increased the base salary of Ms. Bessette in connection with her promotion in April 2018 to the additional position of Chief Financial Officer to $750,000, and the base salary of Mr. Gross in connection with his promotion in April 2018 to the position of CEO of Lennar Financial Services to $750,000. Mr. McCall started with the Company in February 2018, and his base salary was set at that time at $750,000.

Annual Cash Incentive Compensation

Why we pay annual cash incentive compensation. The Compensation Committee believes that annual cash incentive compensation encourages executive officers to contribute to the Company’s annual profitability. Our 2018 annual cash incentive awards were made under our 2016 Incentive Compensation Plan.

How Fiscal 2018 Annual Incentive Compensation is determined.

Executive Chairman, CEO and President. The cash bonus for our Executive Chairman, our CEO and our President is based on a percentage of our pretax income, which is net earnings attributable to Lennar plus/minus income tax expense/benefit (“Pretax Income”), after a 10.96% capital charge on tangible equity. Pretax Income takes into account and adjusts for goodwill charges, losses or expenses on early retirement of debt, impairment charges, and acquisition or deal costs related to the purchase or merger of a public company. The cash bonus for our Executive Chairman, our CEO and our President is not capped. We believe that our executives’ pay should be linked to the performance of Lennar and that linking the annual cash bonus to Pretax Income achieves this goal. As a result, there have been years, such as fiscal 2008 and 2009 during the economic downturn, when these executives did not receive a cash bonus, and other years, such as more recent years, when Lennar has returned to profitability, when the executives have received significant cash bonuses. At the time that the cash bonus formulas were set, Mr. Miller was our CEO, Mr. Beckwitt was our President and Mr. Jaffe was our Vice President and Chief Operating Officer. The cash bonus formulas were not changed when, in April 2018, Mr. Miller, Mr. Beckwitt and Mr. Jaffe were promoted to the positions of Executive Chairman, CEO and President, respectively.

In fiscal 2017, the Compensation Committee engaged FW Cook to perform a full review of our executive compensation program. During fiscal 2017 and the beginning of fiscal 2018, FW Cook had discussions with members of the Board and management, and performed a review and comparison of our executive compensation program. In January 2018, our Compensation Committee considered the results of the FW Cook review, stockholder feedback and an analysis of the compensation Lennar paid to its senior executives compared with that paid by 11 other publicly-traded homebuilding companies. This included an analysis of the fiscal year 2016 compensation paid to our Executive Chairman (formerly our CEO) with that paid in fiscal 2016 to the chief executive officers of each of the 11 other homebuilding companies and with the fiscal 2016 compensation of the chief executive officers of the companies in the Fortune 500. It also included an analysis of the fiscal 2016 compensation paid to our CEO (formerly our President) and to our President (formerly our VP and COO) compared with the compensation paid in fiscal 2016 to the persons in comparable positions in homebuilding companies in our peer group and companies in the Fortune 500. In January 2018, the Compensation Committee reviewed a comparison of the fiscal 2017 compensation of our Executive Chairman, our CEO and our President, which included cash incentive bonuses equal to 1.00%, 0.92% and 0.92%, respectively, of Lennar’s fiscal 2017 Pretax Income, with that of the persons in similar positions at the publicly traded homebuilding companies that were most nearly comparable in size with Lennar and companies in the Fortune 500. Based on its review of those analyses, the results Lennar had achieved during fiscal 2017, the results Lennar was expected to achieve during fiscal 2018 and the anticipated acquisition of CalAtlantic, the Compensation Committee decided to apply a formula for each of our Executive Chairman, our CEO, and our President which included cash incentive bonuses equal to 0.73%, 0.63% and 0.55%, respectively, of Lennar’s 2018 Pretax Income after a 10.96% capital charge on tangible equity.

Based on our fiscal 2018 Pretax Income of $2.51 billion, and after taking into account the $1.05 billion capital charge, Messrs. Miller, Beckwitt and Jaffe would have been entitled to cash bonus payments of $10,678,666, $9,215,835 and $8,045,571, respectively. While the Company had a strong performance in 2018, including the successful integration of CalAtlantic, it did not meet its business plan. As a result, the Compensation Committee used its discretion to reduce by 10% Messrs. Miller’s, Beckwitt’s and Jaffe’s cash bonus payments to $9,610,800, $8,294,252 and $7,241,013, respectively.

As compared to fiscal 2017, the following changes were made to Messrs. Miller’s, Beckwitt’s and Jaffe’s cash incentive awards in fiscal 2018:

Fiscal 2017	Fiscal 2018

1.00%, 0.92% and 0.92%, respectively, of Lennar’s 2017 Pretax Income	Reduction to 0.73%, 0.63% and 0.55%, respectively, of Lennar’s 2018 Pretax Income

No hurdle or capital charge	Pretax Income is calculated after a 10.96% capital charge on tangible equity equal to $1.05 billion

No use of negative discretion	After the cash bonuses were calculated, the Compensation Committee used its discretion to reduce by 10% the annual cash bonuses

CFO. In January 2019, the Compensation Committee approved a discretionary bonus for Ms. Bessette of $1,250,005. The factors considered included the financial and operating performance by the Company in fiscal 2018, which included higher levels of profitability in fiscal 2018 compared to fiscal 2017 and the individual performance of Ms. Bessette in her areas of responsibility. The discretionary bonus was not based on specific quantitative formulas, percentages or numerical weightings, but rather was based on the recommendations of our Executive Chairman and our CEO based on their subjective evaluations of Ms. Bessette’s job performance and her individual contributions to the Company’s improved financial and operating performance in fiscal 2018. The Board of Directors also reviewed a comparison of Ms. Bessette’s bonus and total compensation to the pay of similar executives at peer companies.

Ms. Bessette’s responsibilities within the Company were also considered when determining the amount of her discretionary bonus. As CFO and Treasurer, Ms. Bessette works closely with our Executive Chairman, our CEO and our President in setting operational and financial strategies for our operations, communicating and implementing those strategies across the Company, and analyzing and monitoring the Company’s performance. Ms. Bessette also has direct responsibility for the Company’s financial management and financial reporting process, including the Company’s financial projections and cash forecasts, the effectiveness and integrity of the Company’s financial, internal and disclosure controls and procedures, and compliance with all applicable financial reporting rules and regulations for public companies. Ms. Bessette is also directly responsible for providing executive management oversight of the Company’s accounting, management reporting, internal audit, finance, treasury, tax and payroll and compensation functions. Additionally, Ms. Bessette is directly involved in the Company’s investor relations process and is responsible for our discussions with the debt rating agencies.

Senior Vice President. Mr. McCall became a Senior Vice President at Lennar upon the closing of our strategic combination with CalAtlantic on February 12, 2018. Prior to that, Mr. McCall was the Executive Vice President and CFO of CalAtlantic. In February 2018, a discretionary bonus target of $750,000 for fiscal 2018 was established for Mr. McCall. In January 2019, the Compensation Committee approved a discretionary bonus for Mr. McCall of $1,000,000. This was a 33% increase from the targeted amount. The discretionary bonus was not based on specific quantitative formulas, percentages or numerical weightings, but rather was based on the recommendations of our Executive Chairman and our CEO based on their subjective evaluations of Mr. McCall’s job performance and his individual contributions to the Company’s improved financial and operating performance in fiscal 2018.

Mr. McCall’s responsibilities within the Company were considered when determining the amount of his discretionary bonus. As our Senior Vice President, Mr. McCall is directly responsible for providing executive management oversight of the Company’s information technology, cyber security, and human resource management departments. Additionally, Mr. McCall led our Company-wide process improvement initiatives and spearheaded the revamp of our management operations systems. Mr. McCall also worked closely with our Executive Chairman, our CEO and our President in overseeing the integration of all of the CalAtlantic systems and operations into Lennar.

Former CFO. Mr. Gross, who had been the Company’s CFO since 1997, was promoted in April 2018 to the position of CEO of the Company’s Lennar Financial Services business, over which he also had responsibility while in his prior role as CFO. In January 2019, the Compensation Committee approved a discretionary bonus for Mr. Gross of $2,400,037. The factors considered included Mr. Gross’ direct responsibility for the financial and operating performance of Lennar Financial Services in fiscal 2018 and the individual performance of Mr. Gross in his areas of responsibility. The discretionary bonus was not based on specific quantitative formulas, percentages or numerical weightings, but rather was based on the recommendations of our Executive Chairman and our CEO based on their subjective evaluations of Mr. Gross’ job performance and his individual contributions to Lennar Financial Services’ strong financial and operating performance in fiscal 2018.

Mr. Gross’ success in propelling the Company forward in connection with its strategy to focus on its core homebuilding and related finance businesses, and to divest some of our non-core businesses, was also considered in determining Mr. Gross’ cash bonus. During fiscal 2018 and the early part of 2019, Mr. Gross was instrumental in helping the Company divest the majority of our retail title business, our title insurance underwriting business, our Florida real estate brokerage business and our business of offering residential mortgages to non-Lennar homebuyers.

GC. Mr. Sustana had the opportunity to earn a target award of 100% of his base salary based on the performance criteria set forth below, and the opportunity to receive an additional cash bonus of up to 80% of his target award based on achievement of the goals specified below.

Performance Criteria	Portion of 100% Target Award	Performance Levels/Target Bonus Opportunity
		Threshold	% of Target
Individual performance (1)	Up to 60%	Good Very Good Excellent	20% 40% 60%
Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation (2)	Up to 40%	Good Very Good Excellent	10% 25% 40%
Target Award	100%
Additional Bonus Potential	Up to +80%

- Exceeding Business Plan Profitability

- Successful CalAtlantic Integration & maximizing synergies

- Tightly Managing Legal Expenses

- Successful Resolution of Large Legal Cases

- Other Strategic Transactions

(1)	Individual performance is based on an annual performance appraisal review.
(2)	Determined by the Nominating and Corporate Governance Committee.

In determining the score earned for Mr. Sustana’s individual performance, the following were highlighted: successful resolution of litigation matters and legal recoveries, strong level of support provided to business units, overall contribution to the Company’s solid performance during fiscal 2018 and successful recovery of insurance claims. In determining the score earned for Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation the following were highlighted: overall contribution to control environment and creation and implementation of training systems resulting in positive internal audit results, leadership in response to legal and governance challenges during the year and overall contribution to continuing development of corporate governance programs and policies. No specific weight was given to any particular factor in the evaluations and no one factor was material. Mr. Sustana was deemed to meet the “excellent” performance level with respect to both performance criteria, and received 100% of his target award, or $465,000.

The Compensation Committee determined that Mr. Sustana was entitled to 80% of the potential 80% of his target award, or $372,000, based on achievement of specified performance goals, including the successful integration of CalAtlantic, which was acquired by the Company in February 2018, and maximization of synergies. No specific weight was given to any particular factor in the evaluations and no one factor was material. Accordingly, Mr. Sustana received a cash bonus payment of $837,000 under the incentive program. In recognition of his exceptional performance during fiscal 2018, the Compensation Committee also granted an award of $163,000 to Mr. Sustana. This award is separate from the 2018 target bonus incentive award program.

Equity-Based Compensation

Why we pay equity-based compensation. The Compensation Committee’s philosophy is that a significant component of a senior executive’s compensation should be long-term incentive compensation in the form of restricted stock so as to align the financial interests of our senior executives with those of our stockholders. Since 2009, we have provided long-term equity incentive awards solely in the form of restricted stock, both performance-based and service-based. The Compensation Committee believes that granting equity incentives to our senior executives in the form of restricted stock:

•	motivates our senior management to maximize our long term, as well as our short term, performance;
•	helps us attract and motivate highly qualified and experienced executives; and
•	helps retain key personnel as a result of deferred vesting.

How equity-based compensation is determined. Annually, the Compensation Committee evaluates the appropriate form of equity-based compensation that Lennar will grant as part of its long-term incentive compensation and approves the dollar value of long-term equity awards that will be granted to each NEO. During 2018, our Compensation Committee reviewed the effect that our restricted stock grant program had on our retention of our senior executives. The Committee decided that the program had provided, and continued to provide, a strong retention incentive for senior management and that, because of the “stacking” effect, a program of annual grants that vests in three annual installments provides better employee retention benefits than a grant that vests upon the grant date. The Compensation Committee also believes that restricted stock awards provide a strong retention incentive for other key associates. In 2018, the Compensation Committee decided that we should continue making grants of restricted stock to a wider group of key associates.

In February 2018, based on shareholder feedback, and the review and comparison of our executive compensation program by FW Cook, the Compensation Committee made the following changes to the equity compensation of Messrs. Miller, Beckwitt and Jaffe:

•	The equity portion of their compensation would comprise a larger share of their total compensation;
•

Half of their equity awards would have a service-based vesting condition, with the grant vesting in equal annual installments over three years, and the other half would have performance-based vesting conditions; and

•

The performance shares would vest, if at all, after a three-year performance period at either threshold, target or maximum levels based on the Company’s relative gross profit percentage (as compared to our peers), relative return on tangible capital (as compared to our peers) and debt/EBITDA multiple, with performance shares earned being determined independently for each component.

In June 2018, with the approval of the Compensation Committee, the Company awarded grants of restricted stock to other members of our senior management, including our CFO, our SVP, our GC, our Regional Presidents, our Division Presidents and other key associates (465 people). One-third of the restricted stock awarded to an associate in June 2018 will vest in equal installments on each of July 2, 2019, July 2, 2020 and July 2, 2021 and unvested shares will, under most circumstances, be forfeited if the associate ceases to be employed by us.

The numbers of shares of restricted stock awarded to members of our senior management were based upon recommendations by our Executive Chairman, our CEO and other members of our senior management, recommendations by FW Cook in the case of Messrs. Miller, Beckwitt and Jaffe, followed by a review by our Compensation Committee of the total compensation our senior management had received over the last five years, a comparison of their 2016 compensation with that of similarly positioned executives at the Peer Group companies and other Fortune 500 companies, a review of total potential compensation for fiscal 2018, as well as consideration of each executive’s responsibilities and expected contributions to our company. When considering the number of shares to award, the Compensation Committee did not assign a specific weight to any individual factor, or consider any policy as to how the compensation should compare to that of employees performing similar functions for our Peer Group or other Fortune 500 companies.

2018 Equity Based Compensation Decisions.

Executive Chairman, CEO and President. In February 2018, the Compensation Committee approved the below awards of service-based restricted Class A common stock under the 2016 Equity Plan. The shares of restricted stock will vest in equal installments on each of February 14, 2019, February 14, 2020 and February 14, 2021.

Officer	Service-Based Restricted Stock Value ($)	Restricted Stock (#)
Stuart Miller	4,725,609	77,178
Rick Beckwitt	4,229,646	69,078
Jonathan M. Jaffe	3,720,151	60,757

Also in February 2018, the Compensation Committee approved the below awards of performance-based restricted Class A common stock under the 2016 Equity Plan.

Officer	Performance-Based Restricted Stock Value ($)(1)	Restricted Stock at Target (#)
Stuart Miller	4,725,609	77,178
Rick Beckwitt	4,229,646	69,078
Jonathan M. Jaffe	3,720,151	60,757

(1)

The amounts represent the grant date fair value of the target number of performance-based restricted stock. If the threshold number of shares of performance-based restricted stock that potentially could be earned were used rather than the target number, the total grant date fair value of the awards would be $2,362,804 for Mr. Miller, $2,114,823 for Mr. Beckwitt and $1,860,106 for Mr. Jaffe. If the maximum number of performance-based restricted stock that potentially could be earned were used rather than the target number, the total grant date fair value of the awards would be $9,451,218 for Mr. Miller, $8,459,292 for Mr. Beckwitt and $7,440,302 for Mr. Jaffe.

The performance-based restricted stock will vest, if at all, only to the extent that specific performance goals are met with respect to relative gross profit percentage, relative return on tangible capital and debt/EBITDA multiple over a three-year performance period. Each financial performance goal has an equal weighting and is comprised of threshold, target and maximum performance levels. If the threshold performance level for a particular financial performance goal is not achieved, no amount will be paid for that performance goal. Payouts for performance between threshold and target payout levels and between target and maximum payout levels will be calculated by linear interpolation. The number of shares of performance-based restricted stock earned is determined independently for each component (e.g., maximum achievement for the relative gross profit percentage component, target achievement for the relative return on tangible capital component, and threshold achievement for debt/EBITDA multiple component results in 100% payout). The Company performance goals and their relative weightings were as follows:

Payout	Relative Gross Profit Percentage*	Relative Return on Tangible Capital*	Debt/EBITDA Multiple
0%	<25th Percentile	<25th Percentile	>4.20
50% (threshold)	25th Percentile	25th Percentile	4.2
100% (target)	50th Percentile	50th Percentile	2.6
200% (maximum)	75th Percentile	75th Percentile	≤2.30

*Relative Gross Profit Percentage and Relative Return on Tangible Capital are determined using Lennar’s peer group consisting of Beazer Homes USA, Inc., Meritage Homes Corporation, M.D.C. Holdings, Inc., Century Communities, Inc., NVR, Inc., D.R. Horton, Inc., PulteGroup, Inc., Hovnanian Enterprises, Inc., Toll Brothers, Inc. and KB Home.

The Compensation Committee selected these performance goals because they deemed these goals effective long-term measures of performance and align our executives’ interests with the interests of our stockholders. In addition, the Compensation Committee selected these goals because they are important internal and external operating metrics. Gross profit percentage is an industry standard that research analysts and investors use to gauge the strength of our business as a measure that costs are being managed effectively. A high gross profit percentage target incentivizes our executives to maximize our sales prices and control sales incentives and minimize costs of sales, which include the costs of land, labor, materials and products used in building our homes. Return on tangible capital encourages our executives to focus on our returns and the efficient use of our assets and resources while also driving earnings. Debt/EBITDA multiple encourages our executives to maximize cash flow and reduce our leverage. This metric was particularly important given that the Company’s leverage increased when we closed the CalAtlantic transaction.

The threshold performance levels outlined above are designed to be reasonably achievable, yet uncertain to be met under expected market and business conditions at the time of grant. Target performance levels are designed to require significant management effort to achieve, and maximum performance levels are designed to be measurably more difficult to achieve than target performance levels.

As a result of the pay mix changes in fiscal 2018, the equity portion of Messrs. Miller’s, Beckwitt’s and Jaffe’s compensation increased.

CFO, Former CFO, SVP and GC. In June 2018, Ms. Bessette, Mr. Gross, Mr. McCall and Mr. Sustana were granted service-based restricted stock, which will vest in equal installments on each of July 2, 2019, July 2, 2020 and July 2, 2021. The grants were as follows:

Officer	Restricted Stock Value ($)	Restricted Stock (#)
Diane Bessette	999,995	19,376
Bruce Gross	1,349,963	26,157
Jeff McCall	749,997	14,532
Mark Sustana	989,673	19,176

Our 2007 Equity Plan and our 2016 Equity Plan (together, the “Plans”) provide that upon an officer’s or employee’s retirement, all restrictions on all restricted stock granted to the officer or employee will immediately lapse and that restricted stock will no longer be subject to forfeiture. Retirement under our equity plans is defined as a termination of service (other than for cause) of a grantee on or after the grantee’s attainment of age 65 or on or after the grantee’s attainment of age 60 with 15 consecutive years of service with the Company (“retirement eligible”). Mr. Miller turned 60 in fiscal 2017 and, if he were to retire, all of his service-based restricted stock would immediately vest because he is eligible for retirement under our equity plan as a result of his many years of service with our Company. In addition, when Mr. Miller is granted shares of restricted stock that are subject to service-based vesting, the grant of shares is a taxable event subject to Company withholding. Further, if Mr. Miller were to retire, Mr. Miller would vest in a pro rata portion of the number of shares of performance-based restricted stock that he would have earned if he had remained employed for the entire performance period. Mr. Gross became retirement eligible under the Plans in December 2018. Mr. Beckwitt, Mr. Jaffe, Ms. Bessette and Mr. Sustana will become retirement eligible under the Plans in 2021, 2019, 2020 and 2021, respectively. None of these associates has indicated any intention to retire.

Other Benefits

Our NEOs are eligible to receive a match on their 401(k) contributions up to $8,250 and $8,400 for 2018 and 2019, respectively, and participate in our active employee health and welfare benefits plans, which benefits are generally available to all full-time associates. Under the flexible benefits plans, all associates are entitled to medical, vision, dental, life insurance and long-term disability coverage. We also provide certain of our executive officers with a car allowance which varies based on level, term life insurance and long-term disability insurance. Lennar’s commitment to provide these employee benefits recognizes that the health and well-being of its associates contributes directly to a productive and successful work life that enhances results for Lennar and its stockholders.

Change of Control Benefits

Our equity plan provides for accelerated vesting of outstanding equity awards if there is a combination of a change of control together with certain employment termination events (i.e., a “double trigger”). A summary of potential payments relating to a change of control can be found under the heading “Potential Payments Upon Termination after Change-in-Control” in the Executive Compensation section.

Other Compensation Practices

Executive and Director Stock Ownership Guidelines. Our Board has adopted Stock Ownership Guidelines establishing minimum equity ownership requirements for our executive officers and each member of our Board. The purpose of the guidelines is to align the interests of those executives and directors with the interests of stockholders and further promote our commitment to sound corporate governance. Under those guidelines, a person is expected to own, by a date not later than five years after the person is elected as a director or is appointed to his or her position as an executive officer, shares of our common stock with a value on that date equal to the following multiple of the person’s annual directors fee or annual base salary:

Position	Base Salary/Board Fee Multiple Requirement
Director	5x
Executive Chairman	6x
Chief Executive Officer	6x
President	5x
Chief Financial Officer	3x
Senior Vice President	3x
General Counsel/ Secretary	2x
Controller	2x

Until the required stock ownership level is achieved, a person is required to retain at least 50% of the restricted shares that become vested and the shares the person acquires through exercise of stock options, other than shares sold to enable the person to pay taxes resulting from the vesting or exercise. If the required level is not achieved within five years after a person is elected as a director or appointed to his or her position as an executive officer, until the required level is achieved, the person will be required to retain 100% of the restricted shares that become vested and the shares the person acquires through exercise of stock options, other than shares sold to enable the person to pay taxes resulting from the vesting or exercise.

As of January 31, 2019, all of our named executive officers and directors were in compliance with our Stock Ownership Guidelines. As indicated in the table below, our named executive officers had stock ownership levels well above their respective ownership requirements.

NEO (1)	Base Salary Multiple Requirement	Actual Base Salary Multiple as of January 31, 2019 (2)
Stuart Miller	6x	914x
Rick Beckwitt	6x	75x
Jonathan M. Jaffe	5x	21x
Diane Bessette	3x	17x
Jeff McCall	3x	10x
Mark Sustana	2x	9x

(1)

While Mr. Gross was an NEO during fiscal 2018 because he was CFO for a portion of the year, he was not an executive officer of the Company subsequent to April 2018, and therefore was not subject to the Stock Ownership Guidelines as of January 31, 2019.

(2)

Stock ownership includes Class A common stock and Class B common stock beneficially owned by the officer, and includes service-based restricted stock. The fair market value of Lennar equity holdings for each participant is based on the average of the stock prices on the last day of each month for the trailing twelve months.

Compensation Clawback Policy. Our Board adopted a Compensation Clawback Policy that allows us to recover from employees incentive-based compensation granted under our 2016 Equity Plan, our 2016 Incentive Compensation Plan and incentive-based compensation not under those plans that is approved, awarded or granted to an employee on or after April 11, 2018. The Compensation Committee will, in all appropriate cases as determined by the Committee, require reimbursement and/or cancellation of any cash bonus or other incentive-based compensation where all of the following factors are present: (a) the award was predicated upon the achievement of specified financial results that were subsequently the subject of a material restatement, (b) in the Compensation Committee’s view, the restatement was the result of fraud, intentional misconduct or significant negligence that was a substantial contributing cause to the need for the material restatement, and (c) a lower award would have been made to the associate based upon the restated financial results.

Prohibition on Hedging. Executive officers and directors are not permitted to enter into hedging arrangements with respect to shares of the Company’s Class A common stock or Class B common stock.

Pledging of Company Stock. We allow officers to pledge Lennar stock. The Board and management has discussed the current corporate climate that generally disfavors allowing pledging of Company stock, but has determined that in light of the fact that the Company’s officers significantly exceed our Stock Ownership Guidelines, pledging is a way for the Company’s officers to derive a benefit from their equity compensation grants, while still maintaining alignment with stockholder interests.

Non-Solicitation Agreement. In connection with receiving the annual cash bonus, each of our NEO’s signs an agreement that for 12 months following termination of his or her employment with Lennar, he or she will not offer employment to any of our associates or anybody who had been an associate during the preceding 3 months, and will not encourage any of our associates to terminate his or her employment with us.

Compliance with Internal Revenue Code Section 162(m). When reviewing and setting compensation awards for our executives, one of the things we have historically considered is the potential effect of Section 162(m) of the Internal Revenue Code on the tax deductibility of their compensation. Section 162(m) generally does not allow a publicly-held company to deduct compensation over $1 million paid for any fiscal year to any individual considered “covered employees” as defined by Section 162(m). In prior years, Section 162(m) allowed deduction of qualified performance-based compensation over $1 million if certain requirements were met. Accordingly, we had historically structured awards to our executive officers in ways that were intended to qualify for the performance-based compensation exemption under Section 162(m). However, tax legislation enacted in December 2017, generally referred to as The Tax Cuts and Jobs Act, substantially modified Section 162(m), whereby, among other things, the qualified performance-based exception to the $1 million deduction limitation was eliminated with respect to taxable years beginning after December 31, 2017. Effective for Lennar’s fiscal year beginning December 1, 2018, we will no longer be able to deduct performance-based compensation to our executive officers (including our Chief Financial Officer) defined as “covered employees” under Section 162(m) who receive annual compensation in excess of $1 million.

Each of our 2007 Equity Plan, our 2016 Equity Plan and our 2016 Incentive Compensation Plan includes lists of possible criteria that may be used as the basis for performance requirements with regard to compensation awards. For fiscal 2018, the cash bonuses and performance-based restricted stock that we awarded to Messrs. Miller, Beckwitt and Jaffe, each of whom is one of the executive officers required to be named in this proxy statement, were subject to achievement of performance goals.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the Compensation Committee of the Board,

The Compensation Committee

Steven L. Gerard, Chairperson

Tig Gilliam

Sherrill W. Hudson

Teri P. McClure

February 19, 2019

IV.	EXECUTIVE COMPENSATION

Executive Compensation Tables

The following table presents certain summary information for the fiscal years ended November 30, 2018, 2017 and 2016 concerning compensation earned for services rendered in all capacities by our named executive officers, or NEOs.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Stuart Miller	2018	1,000,000		-	9,451,218	9,610,800	9,153	20,071,171
Executive Chairman	2017	1,000,000		-	5,417,360	12,701,020	9,153	19,127,533
	2016	1,000,000		-	4,780,880	13,435,580	8,943	19,225,403

Rick Beckwitt	2018	800,000		-	8,459,292	8,294,252	29,922	17,583,466
Chief Executive Officer	2017	800,000		-	4,531,830	11,684,938	29,153	17,045,921
	2016	800,000		-	3,999,390	12,360,734	28,937	17,189,061

Jonathan M. Jaffe	2018	800,000		-	7,440,302	7,241,013	29,922	15,511,237
President	2017	800,000		-	2,578,455	11,684,938	29,153	15,092,546
	2016	800,000		-	2,275,515	12,360,734	28,942	15,465,191

Diane Bessette	2018	750,000		1,250,005	999,995	-	16,630	3,016,630
Vice President, Chief Financial
Officer and Treasurer

Bruce Gross	2018	750,000		2,400,037	1,349,963	-	17,876	4,517,876
Former Vice President and Chief	2017	650,000		-	2,083,600	2,400,000	17,553	5,151,153
Financial Officer (4)	2016	650,000		180,525	1,838,800	2,344,475	17,343	5,031,143

Jeff McCall	2018	629,808	(5)	1,000,000	749,997	-	3,091,537	5,471,342
Senior Vice President

Mark Sustana	2018	465,000		163,000	989,673	837,000	9,153	2,463,826
Vice President, General Counsel	2017	465,000		-	989,710	800,000	9,153	2,263,863
and Secretary	2016	450,000		284,635	873,430	490,365	8,936	2,107,366

(1)

For fiscal 2018, the amounts for Messrs. Miller, Beckwitt and Jaffe represent the grant date fair value of the grant of service-based restricted stock and the grant date fair value of the target number of performance-based restricted stock. If the threshold number of shares of performance-based restricted stock that potentially could be earned were used rather than the target number, the total grant date fair value of the awards would be $7,088,413 for Mr. Miller, $6,344,469 for Mr. Beckwitt and $5,580,257 for Mr. Jaffe. If the maximum number of shares of performance-based restricted stock that potentially could be earned were used rather than the target number, the total grant date fair values of the awards would be $14,176,827 for Mr. Miller, $12,688,938 for Mr. Beckwitt and $11,160,453 for Mr. Jaffe. The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual values that will be recognized by the named executive officers. Instead the amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). For additional information on the valuation assumptions regarding the restricted stock awards, refer to Note 13 to our financial statements in our Form 10-K for the year ended November 30, 2018 filed with the SEC.

(2)

The amounts reported in this column reflect cash incentive compensation earned under our incentive compensation program on the basis of performance in fiscal 2018, 2017 and 2016. We make payments under this program in the first quarter of the fiscal year following the fiscal year in which they are earned. The Compensation Committee used its discretion to reduce by 10% the cash bonus payments to Messrs. Miller, Beckwitt and Jaffe from $10,678,666, $9,215,835 and $8,045,571, respectively, to $9,610,800, $8,294,252 and $7,241,013, respectively. For further discussion on the reduction, please see the “Compensation Discussion and Analysis” section of this proxy statement.

(3)	All other compensation consists of the following:

Name	Year	Car Allowance / Lease Payments ($)	401(k) Match ($)	Term Life Insurance ($)	Long-Term Disability Insurance ($)	Merger Related Payments ($)	Total All Other Compensation ($)
Stuart Miller	2018	-	8,100	792	261	-	9,153
Rick Beckwitt	2018	20,769	8,100	792	261	-	29,922
Jonathan M. Jaffe	2018	20,769	8,100	792	261	-	29,922
Diane Bessette	2018	7,477	8,100	792	261	-	16,630
Bruce Gross	2018	8,723	8,100	792	261	-	17,876
Jeff McCall*	2018	-	-	639	437	3,090,461	3,091,537
Mark Sustana	2018	-	8,100	792	261	-	9,153

*With respect to Mr. McCall, he was employed as the Chief Financial Officer of CalAtlantic until its acquisition by the Company on February 12, 2018, at which time Mr. McCall became SVP of the Company. Mr. McCall received the payments in the “Merger Related Payments” column in connection with agreements and arrangements related to his service at CalAtlantic. The payments were made to Mr. McCall after the effective date of the merger.

(4)

On April 11, 2018, Mr. Gross, who had been a Vice President and the Chief Financial Officer of the Company, became the Chief Executive Officer of Lennar Financial Services, a subsidiary of the Company, and is no longer an executive officer of the Company.

(5)

Mr. McCall, who was the Executive Vice President and Chief Financial Officer of CalAtlantic when it was acquired by the Company on February 12, 2018, became Senior Vice President of the Company on the date of the acquisition. As a result, while his annual base salary is $750,000, Mr. McCall received a prorated amount for the time he was employed with the Company during the fiscal year.

Grants of Plan-Based Awards

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers with regard to fiscal 2018. The cash awards were granted under Lennar’s 2016 Incentive Compensation Plan and the equity awards were granted under Lennar’s 2016 Equity Plan, which are discussed in greater detail in this proxy statement under the caption “Compensation Discussion and Analysis.”

Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-equity Incentive Plan Awards				Estimated future payouts under equity incentive plan awards(2) (3)			All other stock awards: Number of Shares of Stock (#)(2)		Grant date fair value of stock awards ($)(6)
			Target ($)		Maximum ($)		Threshold(#)	Target(#)	Maximum(#)
Stuart Miller	AIC	-	9,610,800	(1)	-		-	-	-	-		-
	PS/ RS	2/14/18	-		-		38,589	77,178	154,356	77,178	(4)	9,451,218

Rick Beckwitt	AIC	-	8,294,252	(1)	-		-	-	-	-		-

	PS/ RS	2/14/18	-		-		34,539	69,078	138,156	69,078	(4)	8,459,292

Jonathan M. Jaffe	AIC	-	7,241,013	(1)	-		-	-	-	-		-

	PS/ RS	2/14/18	-		-		30,379	60,757	121,514	60,757	(4)	7,440,302

Diane Bessette	AIC	-	-		-		-	-	-	-		-

	RS	6/26/18	-		-		-	-	-	19,376	(5)	999,995

Bruce Gross	AIC	-	-		-		-	-	-	-		-

	RS	6/26/18	-		-		-	-	-	26,157	(5)	1,349,963

Jeff McCall	AIC	-	-		-		-	-	-	-		-

	RS	6/26/18	-		-		-	-	-	14,532	(5)	749,997

Mark Sustana	AIC	-	465,000	(7)	837,000	(7)	-	-	-	-		-
	RS	6/26/18	-		-		-	-	-	19,176	(5)	989,673

AIC— Annual Incentive Compensation

PS— Performance-Based Restricted Shares, shares of restricted stock earned, if at all, based on achievement of          performance goals over a three-year performance period

RS— Service-Based Restricted Shares, shares of restricted stock which vest in equal installments over three years

(1)

Amounts in the Target column reflect the amounts of annual cash incentive compensation actually paid. Pursuant to the terms of their award agreements, Messrs. Miller, Beckwitt and Jaffe could receive 0.73%, 0.63% and 0.55%, respectively, of Lennar’s fiscal 2018 Pretax Income after a 10.96% capital charge on tangible equity. Based on our fiscal 2018 Pretax Income, and after taking in account the capital charge, Messrs. Miller, Beckwitt and Jaffe would have been entitled to cash bonus payments of $10,678,666, $9,215,835 and $8,045,571, respectively. However, the Compensation Committee used its discretion to reduce Messrs. Miller’s, Beckwitt’s and Jaffe’s cash bonus payments to $9,610,800, $8,294,252 and $7,241,013, respectively. These amounts, which were paid in the first quarter of fiscal 2019, are also reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold and no maximum.

(2)

Until the performance condition has been met with respect to the performance shares, the dividends on the performance shares are accrued but not paid, though the performance shares that were granted may still be voted. Once the performance condition is met, the named executive officer is paid the accrued dividends. If the performance condition were not met and the shares were forfeited, then the accrued dividends would also be forfeited. For restricted stock without a performance condition, the named executive officer is entitled to the dividends on, and can vote, his unvested shares.

(3)

The performance-based restricted stock will vest, if at all, only to the extent that specific performance goals are met with respect to relative gross profit percentage, relative return on tangible capital and debt/EBITDA multiple over a three-year performance period. Each financial performance goal is comprised of threshold, target and maximum performance levels.

(4)

The shares of restricted stock granted to the named executive officer will vest in three equal annual installments on each of February 14, 2019, February 14, 2020 and February 14, 2021. The 77,178 shares granted to Mr. Miller include 30,370 shares of Class A common stock that were surrendered to the Company to satisfy a withholding obligation due to the grant of the restricted stock. For a discussion of our equity plans’ retirement provisions and related withholding obligations, refer to “Compensation Discussion and Analysis—Equity-Based Compensation.”

(5)	The shares of restricted stock granted to the named executive officer will vest in three equal annual installments on each of July 2, 2019, July 2, 2020 and July 2, 2021.

(6)

The grant date fair value of the restricted stock awards was calculated in accordance with FASB ASC Topic 718, based on the closing price of our Class A common stock on the date of grant, which was $61.23 on February 14, 2018 and $51.61 on June 26, 2018. With respect to Messrs. Miller, Beckwitt and Jaffe, the amounts represent the grant date fair value of the service-based restricted stock and the target number of performance-based restricted stock. If the threshold number of shares of performance-based restricted stock that potentially could be earned were used rather than the target number, the total grant date fair value of the awards would be $7,088,413 for Mr. Miller, $6,344,469 for Mr. Beckwitt and $5,580,257 for Mr. Jaffe. If the maximum number of performance-based restricted stock that potentially could be earned were used rather than the target number, the total grant date fair value of the awards would be $14,176,827 for Mr. Miller, $12,688,938 for Mr. Beckwitt and $11,160,453 for Mr. Jaffe. See the discussion “Compensation Discussion and Analysis—Equity-Based Compensation” for a further description of the performance goals that are required to be met for the performance shares to be earned.

(7)

Mr. Sustana had the opportunity to earn a target award of up to 100% of base salary based on personal performance, and to receive an additional cash bonus of up to 80% of the target award based on our achievement of specified goals. The amount paid to Mr. Sustana with regard to fiscal 2018 was $837,000 and is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold. Mr. Sustana also received a cash bonus of $163,000 that is not reflected in the table because it was not awarded under an incentive plan.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning the outstanding equity awards held by each named executive officer at the end of the fiscal year ended November 30, 2018. Each grant of an equity award is shown separately for each named executive officer.

Name	Stock Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)				Market value of shares or units of stock that have not vested ($)(1)		Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
		Option Awards				Stock Awards
						Class A		Class B(3)		Class A	Class B	Class A
Stuart Miller	6/22/2016					20,124	(4)	402	(4)	859,899	13,893	-	-
	6/27/2017					43,448	(5)	841	(5)	1,856,533	29,065	-	-
	2/14/2018					46,808	(6)	-		2,000,106	-	38,589	1,648,908

						110,380	(7)	1,243		4,716,538	42,958	38,589	1,648,908

Rick Beckwitt	6/22/2016					29,000	(4)	580	(4)	1,239,170	20,045	-	-
	6/27/2017					58,000	(5)	1,160	(5)	2,478,340	40,090	-	-
	2/14/2018					69,078	(6)	-		2,951,703	-	34,539	1,475,851

						156,078		1,740		6,669,213	60,135	34,539	1,475,851

Jonathan M. Jaffe	6/22/2016					16,500	(4)	330	(4)	705,045	11,405	-	-
	6/27/2017					33,000	(5)	660	(5)	1,410,090	22,810	-	-
	2/14/2018					60,757	(6)	-		2,596,147	-	30,379	1,298,095

						110,257		990		4,711,282	34,215	30,379	1,298,095

Diane Bessette	6/22/2016					5,667	(4)	113	(4)	242,151	3,905
	6/27/2017					11,334	(5)	227	(5)	484,302	7,845
	6/26/2018					19,376	(6)	-		827,936	-

						36,377		340		1,554,389	11,750

Bruce Gross	6/22/2016					13,334	(4)	267	(4)	569,762	9,228
	6/27/2017					26,667	(5)	534	(5)	1,139,481	18,455
	6/26/2018					26,157	(6)	-		1,117,689	-

						66,158		801		2,826,932	27,683

Jeff McCall	2/12/2018	39,224	(7)	50.34	4/1/2020
	2/12/2018	12,931	(7)	46.51	10/1/2020
	6/26/2018					14,532	(6)	-		620,952	-

						14,532		-		620,952	-

Mark Sustana	6/22/2016					6,334	(4)	127	(4)	270,652	4,389
	6/27/2017					12,667	(5)	254	(5)	541,261	8,778
	6/26/2018					19,176	(6)	-		819,390	-

						38,177		381		1,631,303	13,167

(1)	Based on a stock price of $42.73 and $34.56 for the Class A and Class B common stock, respectively, which was the closing price of the stock on November 30, 2018.

(2)

These shares are subject to performance-based vesting conditions over a three-year performance period. The shares, which were granted at target to Mr. Miller, Mr. Beckwitt, and Mr. Jaffe (77,178, 69,078 and 60,757 shares of Class A common stock, respectively), appear in the table based on achieving threshold performance goals.

(3)

On October 29, 2017, our Board declared a stock dividend of one share of Class B common stock for each 50 shares of the Company’s outstanding Class A common stock or Class B common stock, payable on November 27, 2017. Shares of Class B common stock issued as a dividend on restricted Class A common stock is subject to the same restrictions as the Class A common stock with regard to which it is issued. As a result, each of Mr. Miller, Mr. Beckwitt, Mr. Jaffe, Ms. Bessette, Mr. Gross and Mr. Sustana received restricted Class B common stock as a dividend.

(4)

The restricted stock will vest on July 2, 2019. Mr. Miller’s 20,124 shares of Class A common stock do not include the 14,543 shares of Class A common stock that were surrendered to the Company to satisfy a withholding obligation due to the grant of the restricted stock. For a discussion of our equity plans’ retirement provisions and related withholding obligations, refer to “Compensation Discussion and Analysis—Equity-Based Compensation.”

(5)

The restricted stock will vest in two equal installments on July 2, 2019 and July 2, 2020. Mr. Miller’s 43,448 shares of Class A common stock and 841 shares of Class B common stock do not include the 25,885 shares of Class A common stock and 546 shares of Class B common stock that were surrendered to the Company to satisfy a withholding obligation due to the grant of the restricted stock. For a discussion of our equity plans’ retirement provisions and related withholding obligations, refer to “Compensation Discussion and Analysis—Equity-Based Compensation.”

(6)

The restricted stock will vest in three equal installments on July 2, 2019, July 2, 2020 and July 2, 2021. Mr. Miller’s 46,808 shares of Class A common stock do not include the 30,370 shares of Class A common stock that were surrendered to the Company to satisfy a withholding obligation due to the grant of the restricted stock. For a discussion of our equity plans’ retirement provisions and related withholding obligations, refer to “Compensation Discussion and Analysis—Equity-Based Compensation.”

(7)

These stock appreciation rights (“SARs”) were originally issued to Mr. McCall with respect to shares of CalAtlantic common stock while he was employed at CalAtlantic, but they were converted into SARs to acquire shares of the Company’s common stock when the Company acquired CalAtlantic on February 12, 2018. The SARs are stock settled and entitle Mr. McCall to shares of Class A and Class B common stock based on the value of such shares at the time of exercise. On November 30, 2018, the exercise price of the SARs was higher than the closing price of the Company’s Class A common stock. As a result, only the number of SARs held by Mr. McCall are included in the table. If Mr. McCall had exercised the SARs on February 12, 2018, when the closing price of the Class A common stock was $59.34, Mr. McCall would have received (i) 6,436 and 166 shares of Class A and Class B common stock, respectively, with respect to the SARs with an exercise price of $50.34, and 2,939 and 76 shares of Class A and Class B common stock, respectively, with respect to the SARs with an exercise price of $46.51.

Option Exercises and Stock Vested

The following table provides information concerning exercises of stock options and vesting of restricted Class A and Class B common stock and the value realized on such exercise of stock options and vesting of restricted stock on an aggregated basis during the fiscal year ended November 30, 2018 for each of the named executive officers.

	Option Awards			Stock Awards
Name	Number of Class A Shares Acquired on Exercise (#)	Number of Class B Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Class A Shares Vesting (#)(2)	Number of Class B Shares Vesting (#)(2) (3)	Value Realized on Vesting ($)(4)
Stuart Miller	-	-	-	104,000	1,224	5,477,749
Rick Beckwitt	-	-	-	87,000	1,740	4,612,810
Jonathan M. Jaffe	-	-	-	49,500	990	2,624,530
Diane Bessette	-	-	-	17,000	339	901,311
Bruce Gross	-	-	-	40,000	798	2,120,747
Jeff McCall	101,775	2,035	3,261,940	-	-	-
Mark Sustana	-	-	-	19,000	378	1,007,310

(1)

The value realized on exercise is calculated by multiplying the number of shares times the difference between the closing price of Class A common stock on the date of exercise and the per share exercise price of the options. Mr. McCall sold the Class A shares received upon exercise of the option and held the Class B shares received upon exercise of the option.

(2)

Of these amounts, shares of Class A common stock were withheld to cover tax withholding obligations as follows: Mr. Miller, 42,028 shares; Mr. Beckwitt, 34,236 shares; Mr. Jaffe, 24,543 shares; Ms. Bessette, 6,411 shares; Mr. Gross, 12,908 shares; and Mr. Sustana, 6,875. Of these amounts, shares of Class B common stock were withheld to cover tax withholding obligations as follows: Mr. Beckwitt, 687 shares; Mr. Jaffe, 492 shares; Ms. Bessette, 135 shares; Mr. Gross, 315 shares; and Mr. Sustana, 150. With respect to Mr. Miller, the Company withheld the shares when he became retirement eligible under our 2016 Plan, or if later, when they were granted to him. For a discussion of our equity plans’ retirement provisions and related withholding obligations, refer to “Compensation Discussion and Analysis—Equity-Based Compensation.”

(3)

On October 29, 2017, our Board declared a stock dividend of one share of Class B common stock for each 50 shares of the Company’s outstanding Class A common stock or Class B common stock, payable on November 27, 2017. Shares of Class B common stock issued as a dividend on restricted Class A common stock is subject to the same restrictions as the Class A common stock with regard to which it is issued. As a result, each of Mr. Miller, Mr. Beckwitt, Mr. Jaffe, Ms. Bessette, Mr. Gross and Mr. Sustana received restricted Class B common stock as a dividend.

(4)	Calculated based on the closing market prices of Lennar’s Class A common stock and Class B common stock on July 2, 2018, the vesting date ($52.17 and $42.54, respectively).

Potential Payments Upon Termination after Change-in-Control

Our executive officers do not have employment agreements. Consequently, the only payments and benefits that our officers would receive upon a change in control would be the benefit resulting from the acceleration of the vesting of their restricted stock.

Pursuant to the 2007 Equity Plan and the 2016 Equity Plan, unvested restricted stock will vest if there is a Change in Control and, within twenty-four months after the Change in Control, (i) Lennar terminates the employment of the executive without Cause, or (ii) the executive terminates his or her employment with Lennar for Good Reason. The value of this acceleration if such hypothetical termination had occurred on November 30, 2018 is set forth in the table below:

Name	Value of Acceleration as of November 30, 2018 ($)(1)
Stuart Miller	8,057,311	(2) (3)
Rick Beckwitt	9,681,050	(3)
Jonathan M. Jaffe	7,341,643	(3)
Diane Bessette	1,566,140
Bruce Gross	2,854,614
Jeff McCall	620,952
Mark Sustana	1,644,471

(1)

The value of the accelerated restricted stock is calculated by adding (a) the product of the closing price of Lennar’s Class A common stock on November 30, 2018 ($42.73) and the number of shares of unvested Class A restricted stock as of November 30, 2018 and (b) the product of the closing price of Lennar’s Class B common stock on November 30, 2018 ($34.56) and the number of shares of unvested Class B restricted stock as of November 30, 2018.

(2)

With respect to Mr. Miller, the amount does not include the value of shares that were surrendered to the Company to satisfy a withholding obligation due to the grant of the restricted stock. For a discussion of our equity plans’ retirement provisions and related withholding obligations, refer to “Compensation Discussion and Analysis—Equity-Based Compensation.”

(3)

Includes 77,178, 69,078 and 60,757 shares of Class A common stock that were granted to Mr. Miller, Mr. Beckwitt, and Mr. Jaffe, respectively, at target and are subject to performance-based vesting conditions

The definitions of “Change in Control,” “Cause” and “Good Reason” pursuant to the 2016 Equity Plan are below, and are substantially similar to the same definitions in the 2007 Equity Plan.

“Change in Control” means (i) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets to any person or group of related persons (as that term is defined for purposes of Section 13(d) of the Exchange Act) (a “Group”), other than a transaction with a majority owned subsidiary of ours or a transaction in which the common stock that is outstanding immediately before the transaction constitutes, or entitles the holders to receive, a majority of the shares of the purchaser that are outstanding immediately after the transaction; (ii) the approval by the holders of our capital stock of any plan or proposal for the liquidation or dissolution of the Company; (iii) the acquisition by any person or group (other than one or more of the wife, or lineal descendants of the late Leonard Miller, or trusts or entities of which they own a majority of the beneficial interests) of beneficial ownership (determined as provided in the rules under Section 13 of the Exchange Act) of more than 50% in voting power of the outstanding common stock; or (iv) a majority of the members of the Board being persons who were not Directors on the effective date of the plan and whose election was not approved by a vote of at least a majority of the members of the Board of Directors who either were members of the Board on the effective date of the plan or whose election, or nomination for election, to the Board was approved by such a majority.

“Cause” means, unless otherwise provided in the participant’s award agreement, the participant’s: (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or its subsidiaries or its affiliates; (iii) commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company or its subsidiaries, or any affiliate thereof; (iv) fraud, misappropriation or embezzlement; (v) material breach of the participant’s employment agreement (if any) with the Company or its subsidiaries or its affiliates; (vi) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the participant; (vii) an illegal act detrimental to the Company or its subsidiaries or its affiliates; (viii) repeated failure to devote substantially all of the participant’s business time and efforts to the Company if required by the terms of the participant’s employment; or (ix) violation of any rule or policy of the Company that states that violations may result in termination of employment; provided, however, that, if at any particular time the participant is subject to an effective employment agreement with the Company, then, in lieu of the foregoing definition, “Cause” shall at that time have such meaning with respect to the participant as may be specified in such employment agreement.

“Good Reason” means, with respect to a participant who is an employee of the Company or one or more of its subsidiaries, (i) a reduction in the participant’s base salary (other than a reduction of not greater than 10% that applies to all executives of a comparable level); (ii) a reduction in the participant’s target cash annual incentive opportunity; (iii) a material reduction in the aggregate value of the participant’s benefits under the employee benefit plans, programs and policies in which the participant participates; (iv) a material diminution in the participant’s reporting relationship, title or responsibilities; or (v) a requirement by the Company or its subsidiary to which the participant does not consent that the participant move the principal place of business at or from which the participant works by more than 50 miles, if such relocation results in an increase in the participant’s daily commute by more than 10 miles each way.

CEO Pay Ratio

As required by SEC rules, we are providing the following information about the ratio of the annual total compensation of Rick Beckwitt, our CEO, to that of our median employee.

To identify, and to determine the median of the annual total compensation of all our employees (other than our CEO), we used the following methodology:

•

We selected November 30, 2018, the last day of our fiscal year, as the determination date for identifying the median employee. As of that date, we had approximately 11,600 employees. For purposes of identifying the median compensation, we considered the W-2 wages of all employees in the Company’s employee population during the eight-month period ended November 30, 2018.

•	We analyzed the payroll data of all employees, whether employed on a full-time, part-time, or temporary basis as of November 30, 2018.
•

Using this methodology, we determined that the employee who received the median total compensation (excluding our CEO) was an exempt, full-time employee located in the U.S. That employee received total compensation of $88,244 for the year ended November 30, 2018, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which includes base pay, cash bonus and the Company’s matching contribution to that employee’s 401(k) plan. This calculation is the same calculation used to determine total compensation for purposes of the 2018 Summary Compensation Table with respect to each of the named executive officers. The median employee is a customer relations manager.

Mr. Beckwitt was serving as CEO on November 30, 2018, the determination date of the median compensation. Mr. Beckwitt’s annual total compensation as reported in the total column of the 2018 Summary Compensation Table (which is the same as his annualized CEO compensation) was $17,583,466. Based on this information, for 2018, the ratio of the compensation of Mr. Beckwitt to the median employee’s total compensation was estimated to be 199 to 1.

Because of the complexity of determining the median of the annual compensation of all our employees, the pay ratio disclosure presented above is an estimate. We believe that estimate is reasonable. However, because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the pay ratios we disclose may not be comparable to the pay ratios reported by some other companies.

V.	PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed D&T to continue to serve as our independent registered public accounting firm for the fiscal year ending November 30, 2019 and the Board has directed that management submit the selection of D&T as Lennar’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. D&T has been Lennar’s independent public accounting firm since 1994.

Neither Lennar’s By-Laws nor any other governing documents or law require stockholder ratification of the selection of Lennar’s independent registered public accounting firm. However, the Board is submitting the selection of D&T to the stockholders for ratification as a matter of what it believes to be good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Lennar and its stockholders.

We expect a representative of D&T to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

Fees Paid to D&T

The fees billed by D&T, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for various types of professional services and related expenses during the years ended November 30, 2018 and 2017 were as follows:

	Years ended November 30,
Services Provided	2018	2017
Audit Fees(1)	$4,458,000	$3,314,000
Audit-Related Fees(2)(3)	149,000	841,000
Tax Fees(4)	630,000	493,000

Total(3)	$5,237,000	$4,648,000

(1)

These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K), and (ii) reviews of our quarterly financial statements (Forms 10-Q). The fees increased in fiscal 2019 as compared to the prior year primarily as a result of additional audit work related to CalAtlantic acquisition.

(2)

These professional services included fees associated with (i) assistance in understanding and applying financial accounting and reporting standards, (ii) accounting assistance with regard to proposed transactions, (iii) consents to the registration statements we filed with the SEC, (iv) review of documents relating to our debt offerings, including the preparation of comfort letters and (v) professional services related to the audit of Rialto Holdings, LLC.

(3)	The fees decreased in fiscal 2018 as compared to the prior year primarily because prior year included professional services related to the CalAtlantic transaction.

(4)	These professional services include fees associated with tax planning, tax compliance services and tax return preparation.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee has established policies and procedures requiring that it pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm to our Company. Under the policy, the Audit Committee pre-approves all services obtained from our independent auditor by category of service, including a review of specific services to be performed and the potential impact of such services on auditor independence. To facilitate the process, the policy delegates authority to one or more of the Audit Committee’s members to pre-approve services. The Audit Committee member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by D&T during fiscal year 2018.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” ratification of the appointment of D&T as our independent registered public accounting firm for the 2019 fiscal year.

Audit Committee Report

Management has the primary responsibility for producing the Company’s financial statements and for implementing the Company’s financial reporting process, including the Company’s system of internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibilities include assisting the Board of Directors in its oversight of the Company’s financial statements. In fulfilling its responsibilities, the Audit Committee reviewed the Company’s audited financial statements for the year ended November 30, 2018 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

During the course of fiscal 2018, management undertook the testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte & Touche LLP at each Audit Committee meeting. At the conclusion of the process, the Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2018 that has been filed with the SEC, as well as Deloitte & Touche LLP’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audits of: (i) the consolidated financial statements and schedule thereto and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2019.

The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard No.16, Communication with Audit Committees, and Rule 2-07 of SEC Regulation S-X. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committee Concerning Independence,” and has discussed with Deloitte & Touche LLP the firm’s independence. The Audit Committee has also considered whether the providing of audit-related and other non-audit services by Deloitte to the Company is compatible with maintaining the firm’s independence.

The Audit Committee has evaluated the independent registered public accounting firm’s role in performing an independent audit of the Company’s financial statements in accordance with the standards of the PCAOB and applicable professional and firm auditing standards, including quality control standards. The Audit Committee has received assurances from the independent registered public accounting firm that the audit was subject to its quality control system for its accounting and auditing practice in the United States. The independent registered public accounting firm has further assured the Audit Committee that its engagement was conducted in compliance with professional standards and that there was appropriate continuity of personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Company’s management that the audited financial statements be included in the Annual Report on Form 10-K for the Company’s fiscal year ended November 30, 2018 that was filed with the Securities and Exchange Commission. By recommending to the Board of Directors and the Company’s management that the audited financial statements be so included, the Audit Committee was not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

The Audit Committee

Sherrill W. Hudson, Chairperson

Irving Bolotin

Steven L. Gerard

Tig Gilliam

Armando Olivera

February 19, 2019

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, or any future filings that might incorporate this proxy statement, in whole or in part, the Compensation Committee Report and the Audit Committee Report may not be incorporated by reference to this proxy statement.

VI.	PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires us to provide our stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers. We provide our stockholders with the opportunity to cast an annual advisory vote on the compensation of our named executive officers as disclosed above in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany those tables. At our 2018 annual meeting, approximately 77% of the votes cast supported the Say on Pay proposal. At the 2019 Annual Meeting, we are asking our stockholders to approve, on an advisory basis, the 2018 compensation of our named executive officers as disclosed in this proxy statement.

We encourage stockholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures. We believe that the success of our Company is attributable in substantial part to our talented and committed executives. Therefore, the compensation of our NEOs is designed to enable us to retain, motivate and recruit high-quality, experienced executives who can help us achieve our short- and long-term corporate goals and strategies. We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:

•

With respect to our three named executive officers whose responsibilities are to manage the growth of our business, our Executive Chairman, our CEO and our President, approximately 95% of their 2018 total direct compensation (base salary, annual cash incentive awards, and equity-based incentive award) was variable and tied directly to the financial performance of the Company.

•

With respect to our our CFO, our SVP and our GC, whose principal responsibilities include the establishment and maintenance of strong corporate controls and regulatory compliance, approximately 77% of their total direct compensation (base salary, annual cash incentive awards and equity awards) for fiscal 2018 was performance or equity based.

•

With respect to our former CFO, who has primary responsibility for the operations of our Lennar Financial Services business, approximately 83% of his total direct compensation (base salary, annual cash incentive awards, and service-based equity awards) for fiscal 2018 was performance or equity based.

•

For all of our NEO’s, we provide a balance of short-term and long-term compensation: our annual cash incentive bonus rewards the accomplishment of annual goals, while our equity grants focus our executives’ financial interests on the long-term appreciation of our Class A common stock.

In addition, we made changes to our 2018 executive compensation program with respect to our Executive Chairman, our CEO and our President that was responsive to stockholder feedback. The highlights of these changes include the following:

Program Component	Fiscal 2017	Fiscal 2018

Annual Cash Incentive Bonus	1.00%, 0.92% and 0.92%, respectively, of Lennar’s 2017 Pretax Income	0.73%, 0.63% and 0.55%, respectively, of Lennar’s 2018 Pretax Income after a 10.96% capital charge on tangible equity equal to $1.05 billion

Negative Discretion	None	10% reduction of annual cash bonus for each of Messrs. Miller, Beckwitt and Jaffe

Equity Awards	Performance shares with 12-month performance period which were earned upon achieving three of five performance goals. Then shares had service-based vesting conditions (three-year ratable)

-Half of equity awards have service-based vesting conditions (three-year ratable)

-Other half of equity awards have performance-based vesting conditions

-Performance awards vest, if at all, after a three-year performance period based on Lennar’s relative gross profit percentage, relative return on tangible capital and debt/EBITDA multiple

Pay Mix	~24% of pay mix is equity based	~48% of pay mix is equity based

Further, we maintain strong corporate governance practices regarding executive compensation:

•

Our executive officers do not have employment agreements, which gives the Compensation Committee the flexibility to change the components of our executive compensation program based on market and economic conditions.

•

We have adopted stock ownership guidelines that promote continued alignment of our executives’ interests with those of our stockholders and discourage excessive risk taking to achieve short-term gains.

•

We have adopted a Compensation Clawback Policy that allows us to recover from employees incentive-based compensation granted under our 2016 Equity Plan and 2016 Incentive Compensation Plan in certain circumstances.

On the basis of the information in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, we are requesting that our stockholders vote on the following resolution:

RESOLVED, that the stockholders of Lennar Corporation approve, on a non-binding, advisory basis, the compensation of Lennar’s named executive officers, as described in the Compensation Discussion and Analysis, the tabular disclosures regarding such compensation, and the accompanying narrative disclosures, set forth in Lennar’s 2019 Annual Meeting proxy statement.

Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and will take into account the outcome of the vote when determining future executive compensation arrangements.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” adoption of the resolution approving the compensation of our named executive officers.

VII.	PROPOSAL 4 — DIRECTORS TO BE ELECTED BY MAJORITY VOTE

We have received the following stockholder proposal from John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. Mr. Chevedden has represented that he will meet SEC Rule 14a-8 requirements, including the requirement that he will continually own the required market value of our stock through the date of the Annual Meeting. We have copied the text of the proposal (including title and stockholder-supplied emphasis) and the stockholder’s supporting statement as it was provided to us by the stockholder. Following the proposal, we provide the Board’s statement in opposition and the Board’s recommendation to vote “AGAINST” the proposal.

Proposal 4 — Directors to be Elected by Majority Vote

Resolved: Shareholders hereby request that our Board of Directors initiate the appropriate process to amend our Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats. This proposal includes that a director who receives less than such a majority vote be removed from the board immediately or as soon as a replacement director can be qualified on an expedited basis. If such a director has key experience he can transition to being a consultant or a director emeritus.

In order to provide shareholders a meaningful role in director elections, our Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot.

This will establish a more meaningful vote standard for board nominees and could lead to improved performance by individual directors and the entire board. Under our Company’s current voting system, a director can be elected with as little as one yes-vote from 330 million eligible votes. In other words a Lennar director can be elected if all shareholders oppose the director and one shareholder makes a mistake and checks the wrong box.

A majority vote standard would require that a director receive a majority of the votes cast in order to be elected. More than 77% of the companies in the S&P 500 have adopted majority voting for uncontested elections. Our company has an opportunity to join the growing list of companies that have already adopted this standard.

It appears that our directors are too comfortable under the current voting system. In the year leading up to the submittal of this proposal our stock fell from $55 to $43. Under the current voting system perhaps our directors might care little if our CEO Stuart Miller is again paid $19 million and 33% of shares vote in opposition to such high CEO pay.

Under the current voting system there appears to be little appetite for board refreshment based on these figures:

Irving Bolotin 44-years tenure, age 85

Sidney Lapidus 21-years tenure, age 80

Steven Gerard 18-years tenure, age 72

Donna Shalala Age 77

Sherrill Hudson Age 74

Please vote for a meaningful shareholder vote in the election of directors:

Directors to be Elected by Majority Vote — Proposal 4

Board’s Statement in Opposition to the Stockholder Proposal

After thoughtful consideration, the Board believes that the Company’s current method of electing directors continues to be in the best long-term interest of the Company and its stockholders, and the Board therefore opposes the proposal.

We have a strong corporate governance process designed to identify and propose director nominees who will best serve the interests of our Company and our stockholders. The NCG Committee is composed entirely of independent directors, and all of the members of the Board, other than our Executive Chairman, our Chief Executive Officer and our President, are independent. The NCG Committee applies a rigorous set of criteria in identifying director nominees and has established procedures to consider and evaluate persons recommended by stockholders. As a result of these practices, our stockholders have consistently elected highly qualified directors with a diverse set of experiences, qualifications, attributes and skills. The Board also believes that withhold votes are meaningful and provide useful feedback to the Board that it reviews and considers in connection with the director nomination process.

We believe that the proponent’s characterization of a plurality voting standard, particularly the statement that a director could be elected with a single vote, is highly unrealistic and contrary to actual voting experience. Our Board also does not believe that adoption of this proposal is likely to create any meaningfully greater enfranchisement of our stockholders. Over the last ten years, each of our directors has been elected by a majority of the votes cast. Accordingly, changing our current voting system to strict majority voting would have had no effect on director elections during any of the past 10 years.

Further, contrary to the proponent’s assertion, the Board is focused on periodically adding new directors so there will be new ideas and fresh evaluations of long-term strategies. Three of the nine independent directors were added within the last six years.

The fact that a majority of the shares that are voted are voted against election of a particular director candidate does not necessarily mean that holders of a majority of the outstanding shares oppose that director candidate. Typically, a significant percentage of a company’s shares are not voted. It is very possible that if the stockholders who did not vote had voted, the director would have received the affirmative vote of a majority of the shares.

The proponent’s statement that more than 77% of the companies in the S&P 500 have adopted majority voting does not convey the full story. There are two types of what is frequently referred to as “majority voting.” Under the traditional type, which is the form of majority voting found at most S&P 500 companies, a director who receives more “against” votes than “for” votes is not elected by the stockholders, but the Board may nonetheless decide that the director should remain on the Board. The proposal is not seeking the traditional type of majority voting. Under the other type (sometimes referred to as the “consequential” standard and what the proponent is seeking), a director who receives more “against” votes than “for” votes must, after a transition period (typically 90 days), leave the Board. This overlooks how difficult it is to replace directors, particularly if a director who is not elected provides a special expertise to the Board. And it would likely put the selection of the replacement director in the hands of the Board without any stockholder involvement, which would be the antithesis of stockholder democracy.

For the reasons stated above, the Board believes that instituting the change called for by the proposal is unnecessary and not in the best interests of our stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “AGAINST” this proposal.

VIII.	SECURITY OWNERSHIP

Security Ownership of Officers and Directors

The following table shows beneficial ownership information as of February 12, 2019 for (1) each of our current directors, (2) each of our “named executive officers” who are listed in the “Summary Compensation Table” and (3) all of our current directors and executive officers as a group. As of February 12, 2019, we had 285,950,749 shares of Class A common stock and 37,743,544 shares of Class B common stock outstanding.

	Class A Common Stock (1)		Class B Common Stock (1)
Name	Number Of Shares Beneficially Owned (2)	Percent Of Class	Number Of Shares Beneficially Owned (3)	Percent Of Class
Rick Beckwitt	1,265,101	*	22,535	*
Diane Bessette	242,311	*	11,534	*
Irving Bolotin	33,709	*	3,993	*
Steven L. Gerard	39,447	*	1,584	*
Tig Gilliam	24,030	*	432	*
Bruce Gross	494,720	*	73,011	*
Sherrill W. Hudson	29,500	*	5,650	*
Jonathan M. Jaffe	541,829	*	48,987	*
Sidney Lapidus	132,159	*	43,347	*
Jeff McCall	154,444	*	3,916	*
Teri McClure	16,250	*	275	*
Stuart Miller(4)	1,564,513	*	21,865,075	57.9%
Armando Olivera	9,117	*	142	*
Jeffrey Sonnenfeld	31,977	*	591	*
Scott Stowell	422,750	*	8,362	*
Mark Sustana	78,021	*	3,664	*
All current directors and executive officers as a group (17 persons)(5)	5,207,267	1.8%	22,096,714	58.5%

* Less than 1% of outstanding shares.

The address of each person named in this table is c/o Lennar Corporation, 700 NW 107th Avenue, Miami, Florida 33172. To the best of our knowledge, except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all the shares of common stock shown as beneficially owned by them.

(1)

In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by that person pursuant to stock appreciation rights that are exercisable within 60 days after February 12, 2019 are deemed outstanding for purposes of determining the total number of outstanding shares held by such person but are not deemed outstanding for the purpose of determining the percentage of our outstanding shares held by any other stockholders.

(2)

Includes shares held through a trust or an ESOP, as follows: Mr. Beckwitt, 17,382 shares held in family trusts; Mr. Gross, 160,000 shares held in family trusts and 1,737 shares held in trust for a child; Mr. Jaffe, 187,317 shares held in a family trust, 2,607 shares held in an ESOP and 180,891 shares held by the Jaffe Family Foundation; Mr. McCall, 79,188 shares held in a family limited liability company; and Mr. Miller, 18,942 shares held in an ESOP. Includes shares pledged as collateral for borrowings as follows: Mr. Jaffe, 162,360 shares; Mr. Miller, 1,025,643 shares; and Mr. Sustana, 17,011 shares. With respect to Mr. McCall and Mr. Stowell, includes 752 shares and 1,881 shares, respectively, issuable pursuant to stock appreciation rights which are exercisable within 60 days after February 12, 2019 based on the close price that day.

(3)

Includes shares held through a trust or an ESOP, as follows: Mr. Beckwitt, 347 shares held in family trusts; Mr. Gross, 4,300 shares held in family trusts and 10,234 shares held in trust for a child; Mr. Jaffe, 45,807 shares held in a family trust, 324 shares held in an ESOP and 1,866 shares held by the Jaffe Family Foundation; Mr. McCall, 1,582 shares held in a family limited liability company; and Mr. Miller, 2,359 held in an ESOP. Includes shares pledged as collateral for borrowings as follows: Mr. Jaffe, 6,487 shares; Mr. Miller, 120,079 shares and Mr. Sustana, 2,840 shares. With respect to Mr. McCall and Mr. Stowell, includes 18 shares and 47 shares, respectively, issuable pursuant to stock appreciation rights which are exercisable within 60 days after February 12, 2019 based on the close price that day.

(4)

Mr. Miller has shared voting and investment power with respect to 332,370 shares of Class A common stock reflected in the table, of which 36,850 are held in a family trust, and 295,520 are held in charitable family foundations. Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold substantial limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,628,400 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 112,993 of the shares of Class B common stock reflected in this table.

(5)	Includes 127,389 shares of Class A common stock and 3,616 shares of Class B common stock held by an executive officer who is not an NEO.

Each outstanding share of Class A common stock entitles the holder to one vote and each outstanding share of Class B common stock entitles the holder to ten votes. As of February 12, 2019, Mr. Miller had the power to cast 220,215,263 votes, which is 33.2% of the combined votes that could be cast by all the holders of Class A common stock and Class B common stock, and all of our directors and executive officers as a group had the power to cast 224,946,294 votes, which is 33.9% of the combined votes that could be cast by all the holders of Class A common stock and Class B common stock.

Security Ownership of Principal Stockholders

The following table shows stock ownership information as of February 12, 2019 with respect to each of our stockholders who is known by us to be a beneficial owner of more than 5% of either class of our outstanding common stock. To the best of our knowledge, and except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Title of Class	Amount and Nature of Beneficial Ownership	Percent Of Class(1)
Stuart Miller 700 Northwest 107th Avenue Miami, FL 33172	Class B Common Stock	21,865,075(2)	57.9%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Class A Common Stock	30,954,865(3)	10.8%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	Class A Common Stock	22,629,067(4)	7.9%

Manulife Financial Corporation 200 Bloor Street East Toronto, Ontario, Canada, M4W 1E5	Class A Common Stock	15,943,840(5)	5.6%

(1)	Percent of Class is determined based on the total issued and outstanding shares of the applicable class on February 12, 2019.

(2)

Mr. Miller, his brother and sister are trustees and beneficiaries of trusts that directly or indirectly hold substantial limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,628,400 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 112,993 of the shares of Class B common stock reflected in this table.

(3)

Based on Amendment No. 6 to the stockholder’s Schedule 13G filed on February 12, 2019. The stockholder has sole voting power with respect to 347,233 shares, sole dispositive power with respect to 30,559,991 shares, shared voting power with respect to 57,613 shares and shared dispositive power with respect to 394,874 shares.

(4)

Based on Amendment No. 10 to the stockholder’s Schedule 13G filed on February 6, 2019. The stockholder has sole voting power with respect to 20,004,487 shares and sole dispositive power with respect to 22,629,067 shares.

(5)

Based on the stockholder’s Schedule 13G filed on February 14, 2019. Manulife Financial Corporation is the indirect parent of the following wholly owned subsidiaries: (i) Manulife Asset Management (US) LLC, which has sole voting and dispositive power with respect to 15,701,963 shares, (ii) Manulife Asset Management Limited, which has sole voting and dispositive power with respect to 212,002 shares, and (iii) Manulife Asset Management (Hong Kong) Limited, which has sole voting and dispositive power with respect to 29,875 shares.

IX.	OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of our Class A common stock and Class B common stock. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based on the review of copies of such reports furnished to us and written representations by our directors and officers that no other reports by them were required, we believe that, during the 2018 fiscal year, our executive officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them.

Stockholder Proposals for 2020 Annual Meeting

Stockholder proposals should be sent to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. To be considered for inclusion in Lennar’s proxy statement for the 2020 Annual Meeting of Stockholders, the deadline for submission of stockholder proposals, pursuant to Rule 14a-8 of the Exchange Act, is October 31, 2019. Additionally, pursuant to our By-Laws, Lennar must receive notice of any stockholder proposal, including the nomination of any stockholder candidates for the Board, to be submitted at the 2020 Annual Meeting of Stockholders, but not required to be included in our proxy statement, no earlier than December 12, 2019 and no later than January 11, 2020. Our By-Laws and our NCG Committee Charter set forth the information that is required in a written notice of a stockholder proposal.

List of Stockholders Entitled to Vote at the Annual Meeting

The names of stockholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. Our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We will reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining proxies from those owners.

Communication with Lennar’s Board of Directors

Anyone who wishes to communicate with our Board of Directors, a committee of the Board, the independent Directors as a group or any member of the Board, may send correspondence to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. The General Counsel will compile and submit on a periodic basis all stockholder correspondence to the entire Board of Directors, or, if and as designated in a particular communication, to a committee of the Board, the independent directors as a group or an individual director, as applicable.

As set forth in our Code of Business Conduct and Ethics, we require our associates to maintain the highest level of integrity in their dealings on behalf of our Company and its subsidiaries. We are dedicated to the utmost ethical standards and through our corporate charters and guidelines, we remain committed and accountable to our stockholders, associates, customers and the communities in which we operate. Concerns or complaints regarding financial, accounting, auditing, code of conduct or related matters can be submitted by stockholders, associates, customers and any other interested persons, and concerns regarding questionable accounting or auditing matters can be submitted by associates, confidentially and anonymously to the Audit Committee of our Board of Directors in the following manner:

Website:	https://lennar.ethicspoint.com
By telephone to:	1-800-503-1531 or 1-800-503-1534
By mail addressed to:	The Network
Attention: Lennar Corporation
5500 Meadows Rd #500
Lake Oswego, Oregon 97035

Also, concerns about our operations, our financial reporting, our business integrity, or any other matter related to our Company, can be submitted by anyone to the non-management directors of our Board of Directors in the following manner:

By email to:	feedback@lennar.com

All communications will automatically be submitted to our Lead Director, who will distribute such communications.

Available Information

We maintain an internet website at www.lennar.com. Copies of the Committee charters of each of the Audit Committee, Compensation Committee and NCG Committee, together with certain other corporate governance materials, including our Code of Business Conduct and Ethics, can be found in the Investors-Governance section of our website, and such information is also available in print to any stockholder who requests it through our Investor Relations department at the address below.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the fiscal 2018 Form 10-K as filed with the SEC, including the financial statements and schedules included in it, but not the exhibits. In addition, that report is available, free of charge, through the Investors-Governance section of our internet website at www.lennar.com. A request for a copy of the report should be directed to Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Investor Relations. A copy of any exhibit to the fiscal 2018 Form 10-K will be forwarded following receipt of a written request with respect to it addressed to Investor Relations.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite stockholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice of Internet Availability containing instructions on how to access our proxy statement and annual report online on or about February 28, 2019. If you would like to receive a paper copy of the proxy materials, the Notice of Internet Availability contains instructions on how to obtain a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Internet Availability, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Internet Availability, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice of Internet Availability for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: P.O. Box 505000 Louisville, KY 40233-5000, or by telephone: in the U.S., (800) 733-5001; outside the U.S., (781) 575-2879).

If you participate in householding and wish to receive a separate copy of the Notice of Internet Availability, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice of Internet Availability in the future, please contact Computershare as indicated above. Beneficial stockholders can request information about householding from their nominees.

LENNAR CORPORATION ATTN: LEGAL DEPARTMENT 700 N.W. 107TH AVENUE MIAMI, FL 33172	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E57384-P17600	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —— — —— — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LENNAR CORPORATION The Board of Directors recommends you vote			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
FOR the following:
1.	Election of Directors		☐	☐	☐
Elect twelve directors to serve until the 2020
Annual Meeting of Stockholders.
	01) Rick Beckwitt	07) Sidney Lapidus
	02) Irving Bolotin	08) Teri P. McClure
	03) Steven L. Gerard	09) Stuart Miller
	04) Tig Gilliam	10) Armando Olivera
	05) Sherrill W. Hudson	11) Jeffrey Sonnenfeld
	06) Jonathan M. Jaffe	12) Scott Stowell

The Board of Directors recommends you vote FOR proposals 2 and 3:							For	Against	Abstain

2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2019.						☐	☐	☐

3.	Approve, on an advisory basis, the compensation of our named executive officers.						☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4:

4.	Vote on a stockholder proposal regarding having directors elected by a majority of the votes cast in uncontested elections.						☐	☐	☐

NOTE: Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
For address change/comments, mark here					☐
(see reverse for instructions).
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign your name exactly as it appears above. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

E57385-P17600

LENNAR CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF LENNAR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS ON APRIL 10, 2019

The undersigned appoint(s) Stuart Miller, Diane Bessette and Mark Sustana, or any of them, as proxies, each with the power to appoint a substitute, and authorize(s) them to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A common stock (LEN) and Class B common stock (LEN-B) of Lennar Corporation that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of Lennar Corporation to be held at11:00 a.m. Eastern Time on Wednesday, April 10, 2019 at 700 Northwest 107th Avenue, Miami, Florida 33172, and any adjournment or postponement of that meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE BOARD OF DIRECTOR NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3 AND AGAINST PROPOSAL 4, AND IN THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE